Exhibit 10.165

MACK-CALI REALTY, L.P., a Delaware limited partnership, as mortgagor
(Borrower)

to

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA and VPCM, LLC, as mortgagee
(Lender)

_________________________________

AMENDED, RESTATED AND CONSOLIDATED MORTGAGE AND SECURITY AGREEMENT
_________________________________

Dated:  As of January 15, 2010

Location:  Mack-Cali Centre I, Bergen County, New Jersey

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS AND SECURES OBLIGATIONS CONTAINING PROVISIONS FOR CHANGES IN INTEREST RATES, EXTENSIONS OF TIME FOR PAYMENT AND OTHER “MODIFICATIONS,” AS DEFINED IN N.J. LAWS 1985, CH. 353, IN TERMS OF SUCH OBLIGATIONS.  UPON ANY SUCH MODIFICATION, THIS INSTRUMENT SHALL HAVE THE BENEFIT OF THE LIEN PRIORITY PROVISIONS OF THAT LAW.

UPON RECORDATION RETURN TO: Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Attn: Albert E. Bender, Jr.
Loan No. 706 108 236 and 706 108 266

TABLE OF CONTENTS

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-iii-

ATTACHMENTS:

Exhibit A - Legal Description of Land
Exhibit B - Description of Personal Property
Exhibit C - Permitted Encumbrances
Exhibit D - List of Major Tenants

-iv-

DEFINITIONS

The terms set forth below are defined in the following sections of this Amended, Restated and Consolidated Mortgage and Security Agreement:

Action	Section 9.04
Additional Funds	Section 3.07 (c)
Affecting the Property	Section 3.12 (a)
Affiliate	Section 3.22
All	Section 9.05 (m)
Anti-Terrorism Regulations	Section 3.20(b)
Any	Section 9.05 (m)
Assessments	Section 3.03 (a)
Assignment	Recitals, Section 2 (B)
Award	Section 3.08 (b)
Bankruptcy Code	Recitals, Section 2 (A) (ix)
Borrower	Preamble
Costs	Section 4.01
Damage	Section 3.07 (a)
Default Rate	Section 1.01 (a)
Demand	Section 9.12 (n)
Deposits	Section 3.10
Documents	Section 1.02
Environmental Indemnity	Section 8.05
Environmental Law	Section 3.12 (a)
Environmental Liens	Section 3.12 (b)
Environmental Report	Section 3.12 (a)
ERISA	Section 3.11
Event of Default	Section 6.01
Executive Order 13224	Section 2.09
First Notice	Section 3.15 (b)
Flood Acts	Section 2.04 (a)
Foreign Person	Section 2.05
Grace Period	Section 6.01(c)
Hazardous Materials	Section 3.12 (a)
Impositions	Section 3.10
Improvements	Recitals, Section 2 (A) (ii)
Include, Including	Section 9.05 (f)
Indemnified Parties	Section 8.02
Indemnify	Section 8.02
Individual Beneficiaries	Section 2.09
Individual Shareholders	Section 2.09
Instrument	Preamble
Insurance Premiums	Section 3.10
Investors	Section 9.06
Land	Recitals, Section 2 (A) (i)
Laws	Section 3.05(c)
Lease	Section 9.05 (k)
Leases	Recitals, Section 2 (A) (ix)
Lender	Preamble
Lessee	Section 9.05 (k)

-v-

Lessor	Section 9.05 (k)
Loan	Recitals, Section 1
Losses	Section 8.02
Major Tenants	Section 3.08 (d)
Microbial Matter	Section 3.12(a)
Net Proceeds	Section 3.07 (d)
Note	Recitals, Section 1
Notice	Section 9.02
O&M Plan	Section 3.12(b)
Obligations	Section 1.01
OFAC	Section 2.09
OFAC Lists	Section 2.09
OFAC Violation	Section 3.20(c)
On Demand	Section 9.05 (n)
Organization State	Section 2.01
Owned	Section 9.05 (l)
Permitted Encumbrances	Recitals, Section 2 (B)
Person	Section 9.05 (i)
Personal Property	Section 6.02 (j)
Prepayment Premium	Section 1.01(a)
Property	Recitals, Section 2 (A)
Property Payables	Section 3.09
Property State	Section 2.01
Provisions	Section 9.05 (j)
Rating Agency	Section 9.06
Release	Section 3.12 (a)
Rent Loss Proceeds	Section 3.07 (c)
Rents	Recitals, Section 2 (A) (x)
Restoration	Section 3.07 (a)
Revenue Code	Section 2.05
Second Notice	Section 3.15 (b)
Securities	Section 9.06
Security Agreement	Section 7.01
Taking	Section 3.08 (a)
Tenant	Recitals, Section 2 (A) (vi)
Tenants	Section 9.05 (k)
Transaction Taxes	Section 3.03 (c)
U.C.C.	Section 2.02
Upon Demand	Section 9.05 (n)
Violation	Section 3.11

-vi-

AMENDED, RESTATED AND CONSOLIDATED MORTGAGE AND SECURITY AGREEMENT

THIS AMENDED, RESTATED AND CONSOLIDATED MORTGAGE AND SECURITY AGREEMENT (this “Instrument”) is made as of January 15, 2010, by MACK-CALI REALTY, L.P., a Delaware limited partnership, having its principal office and place of business at c/o Mack-Cali Realty Corporation, 343 Thornall Street, Edison, New Jersey  08837, as mortgagor (“Borrower”), to THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Prudential”), and VPCM, LLC, a Virginia limited liability company (“VPCM”), having an office at c/o Prudential Asset Resources, Inc., 2100 Ross Avenue, Suite 2500, Dallas, Texas  75201, Attention:  Asset Management Department;  Reference Loan No. 706 108 236 and 706 108 266, as mortgagee (collectively, “Lender”).

W I T N E S S E T H:

WHEREAS, Borrower is the owner of certain property lying and being in Bergen County, New Jersey, and being more particularly described on Exhibit A attached hereto (the “Property”) and known as Mack-Cali Centre I; and

WHEREAS, Borrower is the maker of that certain Amended and Restated Promissory Note dated as of November 12, 2004 in the original principal amount of Seven Million Four Hundred Sixty Eight Thousand and No/100 Dollars ($7,468,000.00) and payable to the order of Prudential, and of that certain Supplemental Promissory Note dated as of November 12, 2004 in the original principal amount of Four Million Seven Hundred Eighty Two Thousand and No/100 Dollars ($4,782,000.00) and payable to the order of Prudential (collectively, the “Existing Note”; the loan evidenced by the Existing Note is herein referred to as the “Existing Loan”); and

WHEREAS, the Existing Note and Existing Loan are secured by a certain Mortgage and Security Agreement dated as of April 30, 1998 from Borrower in favor of Prudential, recorded in Mortgage Book 9691, Page 1, in the real estate records of Bergen County, New Jersey, covering the Property, as amended by that certain Modification of Mortgage and Security Agreement and Assignment of Leases and Rents dated as of November 12, 2004 between Borrower and Prudential, recorded in Mortgage Release Book 1014, Page 651, and by a certain Supplemental Mortgage and Security Agreement dated as of November 12, 2004 from Borrower in favor of Prudential, recorded in Mortgage Book 13989, Page 686, in the real estate records of Bergen County, New Jersey, covering the Property (hereinafter referred to collectively as the “Existing Security Instrument”), which Existing Security Instrument is incorporated herein by this reference; and

WHEREAS, Prudential and Borrower and affiliates of Borrower entered into that certain Amended and Restated Master Loan Agreement dated as of November 12, 2004 (the “Existing Loan Agreement”) relating to seven (7) cross-collateralized and cross-defaulted loans in the aggregate original principal amount of $150,000,000.00 (the “Existing Loans”), including the Existing Loan evidenced by the Existing Note, which other loans (other than the Existing Loan evidenced by the Existing Note) are guaranteed by Borrower pursuant to that certain Amended and Restated Irrevocable Cross-Collateral Guaranty of Payment and Performance dated as of November 12, 2004 made by Borrower in favor of Prudential (the “Existing Cross-Collateral Guaranty”).

WHEREAS, the Existing Cross-Collateral Guaranty is secured by a certain Second Priority Mortgage and Security Agreement (hereinafter referred to as the “Cross-Collateral Mortgage”) dated as of April 30, 1998 from Borrower in favor of Prudential, recorded in Mortgage Book 9691, Page 57, in the real estate records of Bergen County, New Jersey, covering the Property, as amended by that certain Modification of Second Priority Mortgage and Security Agreement dated as of November 12, 2004 between Borrower and Prudential, recorded in Mortgage Release Book 1014, Page 665, which Cross-Collateral Mortgage is incorporated herein by this reference; and

WHEREAS, as of the date hereof, Prudential has assigned to VPCM a one half interest in and to the Existing Loans, Existing Note, Existing Security Instrument, Existing Loan Agreement, Existing Cross-Collateral Guaranty, Cross-Collateral Mortgage and the other documents that further evidence or secure the indebtedness evidenced and secured thereby, so that Prudential and VPCM shall be co-lenders with respect to such indebtedness; and

WHEREAS, Borrower and affiliates of Borrower have of even date herewith executed and delivered to Lender an Amended and Restated Loan Agreement (the “Loan Agreement”) relating to the refinance of the seven (7) cross-collateralized and cross-defaulted Existing Loans under the Existing Loan Agreement, to amend and restate the terms thereof, and to re-allocate the loan amounts among the seven (7) cross-collateralized and cross-defaulted Existing Loans representing additional advances to certain borrowers under the Loan Agreement and corresponding reductions of loan amounts to other borrowers under the Loan Agreement (such Existing Loans as so amended are herein referred to as the “Amended Loans”); and

WHEREAS, in accordance with the Loan Agreement, Borrower has of even date herewith executed and delivered to Lender an Amended, Restated and Consolidated Promissory Note in favor of Prudential in the original principal amount of Six Million Five Hundred Thirty Three Thousand Three Hundred Thirty Three and 34/100 Dollars ($6,533,333.34) and an Amended, Restated and Consolidated Promissory Note in favor of VPCM in the original principal amount of Five Million Seven Hundred Sixteen Thousand Six Hundred Sixty Six and 66/100 Dollars ($5,716,666.66) (collectively, the “Amended Note”), by which the Existing Note has been amended, restated and modified to reflect an indebtedness in the original principal amount of TWELVE MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($12,250,000.00); the Amended Note constitutes a modification, extension and renewal of the Existing Note; and

WHEREAS, the Amended Note and the loan evidenced thereby are secured by all of the collateral that secures the Existing Note, including, but not limited to, the Existing Security Instrument and the other documents that evidence or secure the indebtedness secured thereby (the “Documents”), but the Amended Note is not secured by the Amended Cross-Collateral Mortgage (as hereinafter defined); and

WHEREAS, in addition, Borrower has of even date herewith executed and delivered to Lender an Amended and Restated Irrevocable Cross-Collateral Guaranty of Payment and Performance (the “Amended Cross-Collateral Guaranty”), by which the Existing Cross-Collateral Guaranty has been modified, amended and restated to reflect the guaranty of the Amended Loans (excluding the Amended Loan evidenced by the Amended Note secured hereby), and in connection therewith, Borrower has of even date herewith executed and delivered to Lender an Amended, Restated and Consolidated Second Priority Mortgage and Security Agreement (Subordinate Mortgage to Secure Cross Collateral Guaranty) (the “Amended Cross-Collateral Mortgage”); and

WHEREAS, Borrower and Lender desire to modify the Existing Security Instrument as more particularly hereinafter set forth, and to confirm that the Existing Security Instrument secures the Amended Note, and to consolidate and restate entirely all of the terms of the Existing Security Instrument;

AGREEMENT

NOW THEREFORE, for and in consideration of Ten and No/100 Dollars in hand paid from Lender to Borrower and for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency hereof is hereby acknowledged, and intending to be legally bound hereby, Borrower and Lender agree as follows:

I.           Amendment, Not Novation.  Neither this Instrument nor anything contained herein shall be construed as a substitution or novation of Borrower’s indebtedness to Lender or of the Existing Security Instrument, which shall remain in full force and effect, as hereby confirmed, modified, restated, consolidated and renewed.  THE PARTIES DO NOT INTEND THIS MODIFICATION NOR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS MODIFICATION AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY BORROWER UNDER OR IN CONNECTION WITH THE EXISTING NOTE, EXISTING SECURITY INSTRUMENT AND OTHER DOCUMENTS.  FURTHER, THE PARTIES DO NOT INTEND THIS MODIFICATION NOR THE TRANSACTIONS CONTEMPLATED HEREBY TO AFFECT THE PRIORITY OF ANY OF THE LENDER’S LIENS IN ANY OF THE COLLATERAL SECURING THE EXISTING NOTE IN ANY WAY, INCLUDING, BUT NOT LIMITED TO, THE LIENS, SECURITY INTERESTS AND ENCUMBRANCES CREATED BY THE EXISTING SECURITY INSTRUMENT AND THE OTHER DOCUMENTS.

II.           Priority.  Nothing in the provisions of this Instrument shall be deemed in any way to affect the priority of the Existing Security Instrument over any other security title, security instrument, charge, encumbrance or conveyance, or to release or change the liability of any person who is now or hereafter primarily or secondarily liable under or on account of the Existing Note.

III.           Ratification and Confirmation, as Amended.  As amended hereby, the Existing Security Instrument shall remain in full force and effect, provided, however, that all of terms, covenants, conditions, agreements, warranties, representations and other terms and provisions thereof are hereby consolidated, amended and restated as set forth herein.

IV.           No Offsets, etc.  Borrower hereby represents, warrants and covenants to Lender that there are no offsets, claim, counterclaims or defenses at law or in equity against the Existing Loan, the debt evidenced by the Amended Note, this Instrument, the Existing Security Instrument, the Documents or the indebtedness secured thereby, and if any such offset, defense, claim or counterclaim in fact exists, Borrower hereby irrevocably waives the right to assert such matter at any time and releases Lender from any and all liability with respect thereto.

V.           Modification.  All of the terms and provisions of the Existing Security Instrument are hereby modified and restated in their entirety as set forth herein, including the forgoing provisions and the following recitals, representations, warranties, covenants and agreements:

RECITALS:

1.           Borrower, by the terms of an Amended, Restated and Consolidated Promissory Note in favor of Prudential in the original principal amount of Six Million Five Hundred Thirty Three Thousand Three Hundred Thirty Three and 34/100 Dollars ($6,533,333.34) and an Amended, Restated and Consolidated Promissory Note in favor of VPCM in the original principal amount of Five Million Seven Hundred Sixteen Thousand Six Hundred Sixty Six and 66/100 Dollars ($5,716,666.66), each executed on the same date as this Instrument (collectively referenced above as the “Amended Note”, but hereinafter collectively as the “Note”) and in connection with the loan (“Loan”) from Lender to Borrower evidenced by the Note, is indebted to Lender in the principal sum of TWELVE MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($12,250,000.00).

2.           Lender and Borrower and affiliates of Borrower have entered into that certain Amended and Restated Master Loan Agreement of even date herewith (the “Loan Agreement”) relating to seven (7) cross-collateralized and cross-defaulted loans in the aggregate principal amount of $150,000,000.00, including the Loan evidenced by the Note, which other loans (other than the Loan evidenced by the Note) are guaranteed by Borrower pursuant to that certain Amended and Restated Irrevocable Cross-Collateral Guaranty of Payment and Performance of even date herewith made by Borrower in favor of Lender (the “Cross-Collateral Guaranty”).

3.           Borrower desires to secure the payment of and the performance of all of its obligations under the Note and certain additional Obligations (as defined in Section 1.01).  The Maturity Date (as that term is defined in the Note) of the Note is January 15, 2017.

4.           In addition, Borrower has conveyed to Lender by separate instrument that certain Amended, Restated and Consolidated Second Priority Mortgage and Security Agreement (Subordinate Mortgage to Secure Cross Collateral Guaranty) from Borrower dated as of the date of this Instrument (the “Second Mortgage”), which Second Mortgage secures the Cross-Collateral Guaranty and the notes referenced therein and guaranteed thereby (exclusive of the Note secured hereby).

IN CONSIDERATION of the principal sum of the Note, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Borrower irrevocably:

A.           Grants, bargains, sells, assigns, transfers, pledges, mortgages, warrants, and conveys to Lender, WITH POWER OF SALE, and grants Lender a security interest in, the following property, rights, interests and estates owned by Borrower (collectively, the “Property”):

(i)           The real property in Bergen County, New Jersey and described in Exhibit A (“Land”);

(ii)           All buildings, structures and improvements (including fixtures) now or later located in or on the Land (“Improvements”);

(iii)           All easements, estates, and interests including hereditaments, servitudes, appurtenances, tenements, mineral and oil/gas rights, water rights, air rights, development power or rights, rights to the non-exclusive use of common driveway entries, options, reversion and remainder rights, and any other rights owned by Borrower and relating to or usable in connection with or access to the Property;

(iv)           All right, title, and interest owned by Borrower in and to all land lying within the rights-of-way, roads, or streets, open or proposed, adjoining the Land to the center line thereof, and all sidewalks, alleys, and strips and gores of land adjacent to or used in connection with the Property;

(v)           All right, title, and interest of Borrower in, to, and under all plans, specifications,  surveys, studies, reports, permits, licenses, agreements, contracts, instruments, books of account, insurance policies, and any other documents relating to the use, construction, occupancy, leasing, activity, or operation of the Property;

(vi)           All of the fixtures and personal property described in Exhibit B owned by Borrower and replacements thereof;  but excluding all personal property owned by any tenant (a “Tenant”) of the Property;

(vii)           All of Borrower’s right, title and interest in the proceeds (including conversion to cash or liquidation claims) of (A) insurance relating to the Property and (B) all awards made for the taking by eminent domain (or by any proceeding or purchase in lieu thereof ) of the Property, including awards resulting from a change of any streets (whether as to grade, access, or otherwise) and for severance damages;

(viii)           All tax refunds, including interest thereon, tax rebates, tax credits, and tax abatements, and the right to receive the same, which may be payable or available with respect to the Property;

(ix)           All leasehold estates, ground leases, leases, subleases, licenses, or other agreements affecting the use, enjoyment or occupancy of the Property now or later existing [including any use or occupancy arrangements created pursuant to Title 7 or 11 of the United States Code, as amended from time to time, or any similar federal or state laws now or later enacted for the relief of debtors (the “Bankruptcy Code”)] and all extensions and amendments thereto (collectively, the “Leases”) and all of Borrower’s right, title and interest under the Leases, including all guaranties thereof;

(x)           All rents, issues, profits, royalties, receivables, use and occupancy charges (including all oil, gas or other mineral royalties and bonuses), income and other benefits now or later derived from any portion or use of the Property (including any payments received with respect to any Tenant or the Property pursuant to the Bankruptcy Code) and all cash, security deposits, advance rentals, or similar payments relating thereto (collectively, the “Rents”) and all proceeds from the cancellation, termination, surrender, sale or other disposition of the Leases, and the right to receive and apply the Rents to the payment of the Obligations; and

(xi)           All of Borrower’s rights and privileges heretofore or hereafter otherwise arising in connection with or pertaining to the Property, including, without limiting the generality of the foregoing, all water and/or sewer capacity, all water, sewer and/or other utility deposits or prepaid fees, and/or all water and/or sewer and/or other utility tap rights or other utility rights, any right or privilege of Borrower under any loan commitment, lease, contract, declaration of covenants, restrictions and easements or like instrument, developer’s agreement, or other agreement with any third party pertaining to the ownership, development, construction, operation, maintenance, marketing, sale or use of the Property.

B.           Absolutely and unconditionally assigns, sets over, and transfers to Lender all of Borrower’s right, title, interest and estates in and to the Leases and the Rents, subject to the terms and license granted to Borrower under that certain Amended and Restated Assignment of Leases and Rents made by Borrower to Lender dated the same date as this Instrument (the “Assignment”), which document shall govern and control the provisions of this assignment.

TO HAVE AND TO HOLD the Property unto Lender and its successors and assigns forever, subject to the matters listed in Exhibit C (“Permitted Encumbrances”) and the provisions, terms and conditions of this Instrument.

PROVIDED, HOWEVER, if Borrower shall pay and perform the Obligations as provided for in the Documents (defined below) and shall comply with all the provisions, terms and conditions in the Documents, these presents and the estates hereby granted (except for the obligations of Borrower set forth in Sections 3.11 and 3.12 and as set forth in or incorporated by reference in Article VIII hereof) shall cease, terminate and be void.

IN FURTHERANCE of the foregoing, Borrower warrants, represents, covenants and agrees as follows:

ARTICLE I - OBLIGATIONS

Section 1.01                      Obligations.  This Instrument is executed, acknowledged, and delivered by Borrower to secure and enforce the following obligations (collectively, the “Obligations”):

(a)           Payment of all obligations, indebtedness and liabilities under the Documents including (i) the Prepayment Premium (as defined in the Note) (“Prepayment Premium”), (ii) interest at both the rate specified in the Note and at the Default Rate (as defined in the Note), if applicable and to the extent permitted by Laws (defined below), and (iii) renewals, extensions, and amendments of the Documents;

(b)           Performance of every obligation, covenant, and agreement under the Documents including renewals, extensions, and amendments of the Documents; and

(c)           Payment of all sums advanced (including costs and expenses) by Lender pursuant to the Documents including renewals, extensions, and amendments of the Documents;

Notwithstanding the foregoing, the Obligations do not include the obligations under the Cross-Collateral Guaranty and the indebtedness evidenced thereby, which obligations are secured by the Second Mortgage, which Second Mortgage secures the Cross-Collateral Guaranty and the notes referenced therein and guaranteed thereby (exclusive of the Note secured hereby).

Section 1.02                      Documents.  The “Documents” shall mean this Instrument, the Note, the Assignment, and any other written agreement executed in connection with the Loan (but excluding the Loan application and Loan commitment) and by the party against whom enforcement is sought, including those given to evidence or further secure the payment and performance of any of the Obligations, and any written renewals, extensions, and amendments of the foregoing, executed by the party against whom enforcement is sought.  All of the provisions of the Documents are incorporated into this Instrument as if fully set forth in this Instrument.

ARTICLE II - REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants to Lender as follows:

Section 2.01                      Title, Legal Status and Authority.  Borrower (i) is seised of the Land and Improvements in fee simple and has good and marketable title to the Property, free and clear of all liens, charges, encumbrances, and security interests, except the Permitted Encumbrances;  (ii) will forever warrant and defend its title to the Property and the validity, enforceability, and priority of the lien and security interest created by this Instrument against the claims of all persons;  (iii) is a Delaware limited partnership duly organized, validly existing, and in good standing and qualified to transact business under the laws of its state of organization or incorporation (“Organization State”) and the state where the Property is located (“Property State”);  and (iv) has all necessary approvals, governmental and otherwise, and full power and authority to own its properties (including the Property) and carry on its business.

Section 2.02                      Validity of Documents.  The execution, delivery and performance of the Documents and the borrowing evidenced by the Note (i) are within the power of Borrower;  (ii) have been authorized by all requisite action;  (iii) have received all necessary approvals and consents;  (iv) will not violate, conflict with, breach, or constitute (with notice or lapse of time, or both) a default under (1) any law, order or judgment of any court, governmental authority, or the governing instrument of Borrower or (2) any indenture, agreement, or other instrument to which Borrower is a party or by which it or any of its property is bound or affected;  (v) will not result in the creation or imposition of any lien, charge, or encumbrance upon any of its properties or assets except for those in this Instrument;  and (vi) will not require any authorization or license from, or any filing with, any governmental or other body (except for the recordation of this Instrument, the Assignment and Uniform Commercial Code (“U.C.C.”) filings).  The Documents constitute legal, valid, and binding obligations of Borrower.

Section 2.03                      Litigation.  There is no action, suit, or proceeding, judicial, administrative, or otherwise (including any condemnation or similar proceeding), pending or, to the best knowledge of Borrower, threatened or contemplated against, or affecting, Borrower or the Property which would have a material adverse effect on either the Property or Borrower’s ability to perform its obligations.

Section 2.04                      Status of Property.

(a)           The Land and Improvements are not located in an area identified by the Secretary of Housing and Urban Development, or any successor, as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, or the National Flood Insurance Reform Act of 1994, as each have been or may be amended, or any successor law (collectively, the “Flood Acts”) or, if located within any such area, Borrower has and will maintain the insurance prescribed in Section 3.06 below.

(b)           Borrower has all necessary (i) certificates, licenses, and other approvals, governmental and otherwise, for the operation of the Property and the conduct of its business and (ii) zoning, building code, land use, environmental and other similar permits or approvals, all of which are currently in full force and effect and not subject to revocation, suspension, forfeiture, or modification, except as and to the extent explicitly set forth in the Environmental Report (as defined below).  The Property and its use and occupancy are in full compliance in all material respects with all Laws and Borrower has received no notice of any violation or potential violation of the Laws that has not been remedied or satisfied.

(c)           The Property is served by all utilities (including water and sewer) required for its use.

(d)           All public roads and streets necessary to serve the Property for its use have been completed, are serviceable, are legally open, and have been dedicated to and accepted by the appropriate governmental entities.

(e)           The Property is free from damage caused by fire or other casualty.

(f)           All costs and expenses for labor, materials, supplies, and equipment used in the construction of the Improvements have been paid in full except for the Permitted Encumbrances.

(g)           Borrower owns and has paid in full for all furnishings, fixtures, and equipment (other than Tenants’ property) used in connection with the operation of the Property, free of all security interests, liens, or encumbrances except the Permitted Encumbrances and those created by this Instrument.

(h)           The Property is assessed for real estate tax purposes as one or more wholly independent tax lot(s), separate from any adjoining land or improvements, and no other land or improvements is assessed and taxed together with the Property.

Section 2.05                      Tax Status of Borrower.  Borrower is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Revenue Code”).  Borrower further represents and warrants to Lender that Borrower is not a “disregarded entity” as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations issued under the Revenue Code.

Section 2.06                      Bankruptcy and Equivalent Value.  No bankruptcy, reorganization, insolvency, liquidation, or other proceeding for the relief of debtors has been instituted by or against Borrower, any general partner of Borrower (if Borrower is a partnership), or any manager or managing member of Borrower (if Borrower is a limited liability company).  Borrower has received reasonably equivalent value for granting this Instrument.

Section 2.07                      Disclosure.  Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any representation or warranty made herein to be materially misleading.  There has been no adverse change in any condition, fact, circumstance, or event that would make any such information materially inaccurate, incomplete or otherwise misleading.

Section 2.08                      Illegal Activity.  No portion of the Property has been or will be purchased, improved, fixtured, equipped or furnished with proceeds of any illegal activity and, to the best of Borrower’s knowledge, there are no illegal activities at or on the Property.

Section 2.09                      OFAC Lists.  That (i) neither Borrower, nor any persons or entities holding any legal or beneficial interest whatsoever in Borrower (whether directly or indirectly), are named on any list of persons, entities, and governments issued by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) pursuant to Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order 13224”), as in effect on the date hereof, or any similar list issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”); provided, however, that (A) with respect to individual beneficiaries of any governmental plans or employee benefit plans holding interests in Borrower (collectively, the “Individual Beneficiaries”), the foregoing representations and warranties are limited to Borrower’s actual knowledge, and (B) with respect to individual shareholders of any publicly traded company holding an interest in Borrower (collectively, the “Individual Shareholders”), the foregoing representations and warranties are limited to Borrower’s actual knowledge; (ii) neither Borrower, nor any persons or entities holding any legal or beneficial interest whatsoever in Borrower (whether directly or indirectly), are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists; provided, however, that (A) with respect to any Individual Beneficiaries holding a interests in Borrower, the foregoing representations and warranties are limited to Borrower’s actual knowledge, and (B) with respect to any Individual Shareholders holding interests in Borrower, the foregoing representations and warranties are limited to Borrower’s actual knowledge; (iii) neither any guarantor, nor any persons or entities holding any legal or beneficial interest whatsoever in any guarantor (whether directly or indirectly), are named on any OFAC Lists; provided, however, that (A) with respect to any Individual Beneficiaries holding interests in any guarantor, the foregoing representations and warranties are limited to Borrower’s actual knowledge, and (B) with respect to any Individual Shareholders holding interests in any guarantor, the foregoing representations and warranties are limited to Borrower’s actual knowledge; (iv) neither any guarantor, nor any persons or entities holding any legal or beneficial interest whatsoever in any guarantor (whether directly or indirectly), are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists; provided, however, that (A) with respect to any Individual Beneficiaries holding interests in any guarantor, the foregoing representations and warranties are limited to Borrower’s actual knowledge, and (B) with respect to any Individual Shareholders holding interests in any guarantor, the foregoing representations and warranties are limited to Borrower’s actual knowledge; and (v) neither Borrower nor any guarantor has knowingly conducted business with or engaged in any transaction with any person or entity named on any of the OFAC Lists or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists.

Section 2.10                      Property as Single Asset.  That Borrower’s only real estate assets owned by Borrower (excluding ownership by virtue of limited liability company membership interests or partnership interests or similar beneficial ownership structures) are the Property and those additional properties currently owned by Borrower as disclosed to Lender in writing in connection herewith.

ARTICLE III - COVENANTS AND AGREEMENTS

Borrower covenants and agrees with Lender as follows:

Section 3.01                      Payment of Obligations.  Borrower shall timely pay and cause to be performed the Obligations.

Section 3.02                      Continuation of Existence.  Except as and to the extent expressly permitted by and in accordance with the terms of Article V hereof, Borrower shall not (a) dissolve, terminate, or otherwise dispose of, directly, indirectly or by operation of law, all or substantially all of its assets;  (b) reorganize or change its legal structure without Lender’s prior written consent;  (c) change its name, address, or the name under which Borrower conducts its business without promptly notifying Lender;  or (d) do anything to cause the representations in Section 2.02 to become untrue.

Section 3.03                      Taxes and Other Charges.

(a)           Payment of Assessments.  Borrower shall pay when due all taxes, liens, assessments, utility charges (public or private and including sewer fees), ground rents, maintenance charges, dues, fines, impositions, and public and other charges of any character (including penalties and interest) assessed against, or which could become a lien against, the Property (“Assessments”) and in all events prior to the date any fine, penalty, interest or charge for nonpayment may be imposed.  Unless Borrower is making deposits per Section 3.10, Borrower shall provide Lender with receipts evidencing such payments (except for income taxes, franchise taxes, ground rents, maintenance charges, and utility charges) within thirty (30) days after their due date.

(b)           Right to Contest.  So long as no Event of Default (defined below) has occurred and is continuing, Borrower may, prior to delinquency and at its sole expense, contest any Assessment, but this shall not change or extend Borrower’s obligation to pay the Assessment as required above unless (i) Borrower gives Lender prior written notice of its intent to contest an Assessment;  (ii) Borrower demonstrates to Lender’s reasonable satisfaction that (A) the Property will not be sold to satisfy the Assessment prior to the final determination of the legal proceedings, (B) Borrower has taken such actions as are required or permitted to accomplish a stay of any such sale, and (C) Borrower has either (1) furnished a bond or surety (satisfactory to Lender in form and amount) sufficient to prevent a sale of the Property, or (2) at Lender’s option, deposited one hundred fifty percent (150%) of the full amount necessary to pay any unpaid portion of the Assessments with Lender;  and (iii) such proceeding shall be permitted under any other instrument to which Borrower or the Property is subject (whether superior or inferior to this Instrument);  provided, however, that the foregoing shall not restrict the contesting of any income taxes, franchise taxes, ground rents, maintenance charges, and utility charges.

(c)           Documentary Stamps and Other Charges.  Borrower shall pay all taxes, assessments, charges, expenses, costs and fees (including registration and recording fees and revenue, transfer, stamp, intangible and any similar taxes) (collectively, the “Transaction Taxes”) required in connection with the making and/or recording of the Documents.  If Borrower fails to pay the Transaction Taxes after demand, Lender may (but is not obligated to) pay these and Borrower shall reimburse Lender on demand for any amount so paid with interest at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws.

(d)           Changes in Laws Regarding Taxation.  If any law (i) deducts from the value of real property for the purpose of taxation any lien or encumbrance thereon, (ii) taxes mortgages or debts secured by mortgages for federal, state or local purposes or changes the manner of the collection of any such existing taxes, and/or (iii) imposes a tax, either directly or indirectly, on any of the Documents or the Obligations, Borrower shall, if permitted by law, pay such tax within the statutory period or within twenty (20) days after demand by Lender, whichever is less;  provided, however, that if, in the opinion of Lender, Borrower is not permitted by law to pay such taxes, Lender shall have the option to declare the Obligations immediately due and payable (without any Prepayment Premium) upon sixty (60) days’ notice to Borrower.

(e)           No Credits on Account of the Obligations.  Borrower will not claim or be entitled to any credit(s) on account of the Obligations for any part of the Assessments and no deduction shall be made or claimed from the taxable value of the Property for real estate tax purposes by reason of the Documents or the Obligations.  If such claim, credit, or deduction is required by law, Lender shall have the option to declare the Obligations immediately due and payable (without any Prepayment Premium) upon sixty (60) days' notice to Borrower.

Section 3.04                      Defense of Title, Litigation, and Rights under Documents.  Borrower shall  forever warrant, defend and preserve Borrower’s title to the Property, the validity, enforceability and priority of this Instrument and the lien or security interest created thereby, and any rights of Lender under the Documents against the claims of all persons, and shall promptly notify Lender of any such claims.  Lender (whether or not named as a party to such proceedings) is authorized and empowered (but shall not be obligated) to take such additional steps as it may deem necessary or proper for the defense of any such proceeding or the protection of the lien, security interest, validity, enforceability, or priority of this Instrument, title to the Property, or any rights of Lender under the Documents, including the employment of counsel, the prosecution and/or defense of litigation, the compromise, release, or discharge of such adverse claims, the purchase of any tax title, the removal of any such liens and security interests, and any other actions Lender deems necessary to protect its interests.  Borrower authorizes Lender to take any actions required to be taken by Borrower, or permitted to be taken by Lender, in the Documents in the name and on behalf of Borrower.  Borrower shall reimburse Lender on demand for all expenses (including attorneys’ fees) incurred by it in connection with the foregoing and Lender’s exercise of its rights under the Documents.  All such expenses of Lender, until reimbursed by Borrower, shall be part of the Obligations, bear interest from the date of demand at the Default Rate, and shall be secured by this Instrument.

Section 3.05                      Compliance with Laws and Operation and Maintenance of Property.

(a)           Repair and Maintenance.  Borrower will operate and maintain the Property in good order, repair, and operating condition.  Borrower will promptly make all necessary repairs, replacements, additions, and improvements necessary to ensure that the Property shall not in any way be diminished or impaired.  Borrower will not cause or allow any of the Property to be misused, wasted, or to deteriorate and Borrower will not abandon the Property.  No new building, structure, or other improvement shall be constructed on the Land nor shall any material part of the Improvements be removed, demolished, or structurally or materially altered, without Lender’s prior written consent (except for non-structural tenant improvements required or permitted to be constructed pursuant to Leases approved or deemed approved by Lender pursuant to the Assignment, or within the Minimum Leasing Requirements as provided by the Assignment).

(b)           Replacement of Property.  Borrower will keep the Property fully equipped and will replace all worn out or obsolete personal property in a commercially reasonable manner with comparable fixtures or personal property.  Borrower will not, without Lender’s prior written consent, remove any personal property covered by this Instrument unless the same is replaced by Borrower in a commercially reasonable manner with a comparable article (i) owned by Borrower free and clear of any lien or security interest (other than the Permitted Encumbrances and those created by this Instrument) or (ii) leased by Borrower (A) with Lender’s prior written consent (or, as to articles with a total lease cost, in the aggregate for the Property, of not more than $5,000 in lease obligations, with written notice to Lender together with a copy of the applicable lease) or (B) if the replaced personal property was leased at the time of execution of this Instrument.

(c)           Compliance with Laws.  Borrower shall comply with and shall cause the Property to be maintained, used, and operated in compliance with all (i) present and future laws, Environmental Laws (defined below), ordinances, regulations, rules, orders and requirements (including zoning and building codes) of any governmental or quasi-governmental authority or agency applicable to Borrower or the Property (collectively, the “Laws”); (ii) orders, rules, and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization, or other body exercising similar functions; (iii) duties or obligations of any kind imposed under any Permitted Encumbrance or by law, covenant, condition, agreement, or easement, public or private; and (iv) policies of insurance at any time in force with respect to the Property.  If proceedings are initiated or Borrower receives notice that Borrower or the Property is not in compliance with any of the foregoing, Borrower will promptly send Lender notice and a copy of the proceeding or violation notice.  Without limiting Lender’s rights and remedies under Article VI or otherwise, if Borrower or the Property are not in compliance with all Laws, Lender may impose additional requirements upon Borrower including monetary reserves or financial equivalents.

(d)           Zoning and Title Matters.  Borrower shall not, without Lender’s prior written consent, (i) initiate or support any zoning reclassification of the Property or variance under existing zoning ordinances;  (ii) modify or supplement any of the Permitted Encumbrances;  (iii) impose any restrictive covenants or encumbrances upon the Property;  (iv) execute or file any subdivision plat affecting the Property;  (v) consent to the annexation of the Property to any municipality;  (vi) permit the Property to be used by the public or any person in a way that might make a claim of adverse possession or any implied dedication or easement possible;  (vii) cause or permit the Property to become a non-conforming use under zoning ordinances or any present or future non-conforming use of the Property to be discontinued;  or (viii) fail to comply with the terms of the Permitted Encumbrances.

Section 3.06                      Insurance.

(a)           Property and Time Element Insurance.  Borrower shall keep the Property insured for the benefit of Borrower and Lender (with Lender named as mortgagee) by (i) a special form property insurance policy with an agreed amount endorsement for full replacement cost (defined below) without any coinsurance provisions or penalties, or the broadest form of coverage available, in an amount sufficient to prevent Lender from ever becoming a coinsurer under the policy or Laws, and with a deductible not to exceed One Hundred Thousand Dollars ($100,000.00); (ii) a policy or endorsement insuring against acts of terrorism (subject to the terms in the two sentences at the end of this subsection) (“Terrorism Insurance”); (iii) a policy or endorsement insuring against claims applicable to the presence of Microbial Matter (as defined in Section 3.12(a) hereof); (iv) a policy or endorsement providing business income insurance (including business interruption insurance and extra expense insurance and/or rent insurance) on an actual loss sustained basis in an amount equal to at least one (1) year’s total income from the Property including all Rents plus all other pro forma annual income such as percentage rent and tenant reimbursements of fixed and operating expenses, which business interruption insurance shall also provide coverage as aforesaid for any additional hazards as may be required pursuant to the terms of this Instrument; (v) a policy or endorsement insuring against damage by flood if the Property is located in a Special Flood Hazard Area identified by the Federal Emergency Management Agency or any successor or related government agency as a 100 year flood plain currently classified as Flood Insurance Rate Map Zones “A”, “AO”, “AH”, “A1-A30”, “AE”, “A99”, “V”, “V1-V30”, and “VE”, in an amount equal to the original amount of the Note; (vi) a policy or endorsement covering against damage or loss from (A) sprinkler system leakage and (B) boilers, boiler tanks, HVAC systems, heating and air-conditioning equipment, pressure vessels, auxiliary piping, and similar apparatus, in the amount reasonably required by Lender; (vii) during the period of any construction, repair, restoration, or replacement of the Property, a standard builder’s risk policy with extended coverage in an amount at least equal to the full replacement cost of such Property, and worker’s compensation, in statutory amounts; and (viii) a policy or endorsement covering against damage or loss by earthquake and other natural phenomenon in the amounts reasonably required by Lender.  “Full replacement cost” shall mean the one hundred percent (100%) replacement cost of the Property, without allowance for depreciation and exclusive of the cost of excavations, foundations, footings, and value of land, and shall be subject to verification by Lender.  Full replacement cost will be determined, at Borrower’s expense, periodically upon policy expiration or renewal by the insurance company or an appraiser, engineer, architect, or contractor approved by said company and Lender.  Lender will only require such Terrorism Insurance that is (y) normal and customary for similar properties, and (z) available at commercially reasonable rates (as defined in the following sentence).  Notwithstanding the above, Borrower’s obligation to provide Terrorism Insurance shall be limited to providing the amount of coverage for the Properties that can be obtained by paying an amount not to exceed one and one half (1.5) times the premium that would otherwise be charged for a special form property insurance policy (if such policy is a blanket policy, the premium allocated to the Property) excluding terrorism coverage, in the aggregate; however, Borrower shall not be obligated to obtain terrorist coverage if any coverage cannot be obtained for such amount).

(b)           Liability and Other Insurance.  Borrower shall maintain commercial general liability insurance with per occurrence limits of $1,000,000, a products/completed operations limit of $2,000,000, and a general aggregate limit of $2,000,000, with an excess/umbrella liability policy of not less than $10,000,000 per occurrence and annual aggregate covering Borrower, with Lender named as an additional insured, against claims for bodily injury or death or property damage occurring in, upon, or about the Property or any street, drive, sidewalk, curb, or passageway adjacent thereto.  In addition to any other requirements, such commercial general liability and excess/umbrella liability insurance shall provide insurance against acts of terrorism and against claims applicable to the presence of Microbial Matter, or such coverages shall be provided by separate policies or endorsements.  The insurance policies shall also include operations and blanket contractual liability coverage which insures contractual liability under the indemnifications set forth in Section 8.02 below (but such coverage or the amount thereof shall in no way limit such indemnifications).  Upon request, Borrower shall also carry additional insurance or additional amounts of insurance covering Borrower or the Property as Lender shall reasonably require.

(c)           Form of Policy.  All insurance required under this Section shall be fully paid for, non-assessable, and the policies shall contain such provisions, endorsements, and expiration dates as Lender shall reasonably require.  The policies shall be issued by insurance companies authorized to do business in the Property State, approved by Lender, and must have and maintain a current financial strength rating of “A-, X” (or higher) from A.M. Best or equivalent (or if a rating by A.M. Best is no longer available, a similar rating from a similar or successor service).  In addition, all policies shall (i) include a standard mortgagee clause, without contribution, in the name of Lender, (ii) provide that they shall not be canceled, amended, or materially altered (including reduction in the scope or limits of coverage) without at least thirty (30) days’ prior written notice to Lender except in the event of cancellation for non-payment of premium, in which case only ten (10) days’ prior written notice will be given to Lender, and (iii) include a waiver of subrogation clause.  The property insurance waiver of subrogation clause shall be substantially equivalent to the following: “The Company may require from the Insured an assignment of all rights of recovery against any party for loss to the extent that payment therefor is made by the Company, but the Company shall not acquire any rights of recovery which the Insured has expressly waived prior to loss, nor shall such waiver affect the Insured’s rights under this policy”.  The liability insurance waiver of subrogation clause shall be substantially equivalent to the following: “It is agreed that the insurance company, in the event of a payment under this policy, waives its right of subrogation against any principal where a waiver has been included as part of a contractual undertaking by the insured prior to the occurrence or offense”.

(d)           Original Policies and Renewals.  Borrower shall deliver to Lender (i) original or certified copies of all policies (and renewals) required under this Section and (ii) receipts evidencing payment of all premiums on such policies at least thirty (30) days prior to their expiration.  If original and renewal policies are unavailable or if coverage is under a blanket policy, Borrower shall deliver duplicate originals, or, if unavailable, original ACORD 28 (2003/10) and ACORD 25-S certificates (or equivalent certificates) evidencing that such policies are in full force and effect together with certified copies of the original policies.  Without limiting Lender’s other rights with respect to the foregoing obligations, if, within fifteen (15) days prior to the expiration of the current applicable policy, Lender has not received the foregoing items in form and substance acceptable to Lender (as being in compliance with the terms of this Instrument), Lender may retain a commercial property insurance consultant to assist Lender in obtaining adequate evidence that the required insurance coverage is in effect, and Borrower shall (i) cooperate with such consultant in confirming that adequate evidence that the required insurance coverage is in effect, and (ii) pay all of the costs and expenses of such consultant (not to exceed $700 in any calendar year).

(e)           General Provisions.  Borrower shall not carry separate or additional insurance concurrent in form or contributing in the event of loss with that required under this Section unless endorsed in favor of Lender as per this Section and approved by Lender in all respects.  In the event of foreclosure of this Instrument or other transfer of title or assignment of the Property in extinguishment, in whole or in part, of the Obligations, all right, title, and interest of Borrower in and to all policies of insurance then in force regarding the Property (applicable only to the Property, and not to any other properties covered by such blanket policies that are not encumbered by a mortgage held by Lender) and all proceeds payable thereunder and unearned premiums thereon shall immediately vest in the purchaser or other transferee of the Property.  No approval by Lender of any insurer shall be construed to be a representation, certification, or warranty of its solvency.  No approval by Lender as to the amount, type, or form of any insurance shall be construed to be a representation, certification, or warranty of its sufficiency.  Borrower shall comply with all insurance requirements and shall not cause or permit any condition to exist which would be prohibited by any insurance requirement or would invalidate the insurance coverage on the Property.

(f)           Waiver of Subrogation.  A waiver of subrogation shall be obtained by Borrower from its insurers and, consequently, Borrower for itself, and on behalf of its insurers, hereby waives and releases any and all right to claim or recover against Lender, its officers, employees, agents and representatives, for any loss of or damage to Borrower, other Persons, the Property, Borrower’s property or the property of other Persons from any cause required to be insured against by the provisions of this Instrument or otherwise insured against by Borrower.

Section 3.07                      Damage and Destruction of Property.

(a)           Borrower’s Obligations.  If any damage to, loss, or destruction of the Property occurs (any “Damage”), (i) Borrower shall promptly notify Lender and take all necessary steps to preserve any undamaged part of the Property and (ii) if the insurance proceeds are made available for Restoration (defined below) (but regardless of whether any proceeds are sufficient for Restoration), Borrower shall promptly commence and diligently pursue to completion the restoration, replacement, and rebuilding of the Property as nearly as possible to its value and condition immediately prior to the Damage or a Taking (defined below) in accordance with plans and specifications approved by Lender (“Restoration”).  Borrower shall comply with other reasonable requirements established by Lender to preserve the security under this Instrument.

(b)           Lender’s Rights.  If any Damage occurs and some or all of it is covered by insurance, then (i) Lender may, but is not obligated to, make proof of loss if not made promptly by Borrower and Lender is authorized and empowered by Borrower to settle, adjust, or compromise any claims for the Damage [notwithstanding the foregoing provisions of this subsection (b)(i), so long as no Event of Default (or event which with the passage of time or the giving of notice or both would be an Event of Default) has occurred and is continuing at any time during such settlement, adjustment or compromise, Lender shall provide Borrower with written notice of any settlement, adjustment or compromise of such claim made solely by Lender];  (ii) each insurance company concerned is authorized and directed to make payment directly to Lender for the Damage;  and (iii) Lender may apply the insurance proceeds in any order it determines (1) to reimburse Lender for all Costs (defined below) related to collection of the proceeds and (2) subject to Section 3.07(c) and at Lender’s option, to (A) payment (without any Prepayment Premium) of all or part of the Obligations, whether or not then due and payable, in the order determined by Lender (provided that if any Obligations remain outstanding after this payment, the unpaid Obligations shall continue in full force and effect and Borrower shall not be excused in the payment thereof);  (B) the cure of any default under the Documents;  or (C) the Restoration.  Notwithstanding the foregoing, if there shall then be no Event of Default (or event which with the passage of time or the giving of notice or both would be an Event of Default), Borrower shall have the right to settle, adjust or compromise any claim for Damage if the total amount of such claim is less than $122,500.00 (the “Borrower Claim Threshold”), provided, that, Borrower promptly uses the full amount of such insurance proceeds for Restoration of the Damage and provides evidence thereof to Lender in a manner acceptable to Lender.  Any insurance proceeds held by Lender shall be held without the payment of interest thereon.  If Borrower receives any insurance proceeds for the Damage, Borrower shall promptly deliver the proceeds to Lender.  Notwithstanding anything in this Instrument or at law or in equity to the contrary, none of the insurance proceeds paid to Lender shall be deemed trust funds and Lender may dispose of these proceeds as provided in this Section.  Borrower expressly assumes all risk of loss from any Damage, whether or not insurable or insured against.

(c)           Application of Proceeds to Restoration.  Notwithstanding the following provisions of this subsection (c), so long as no Event of Default (or event which with the passage of time or the giving of notice or both would be an Event of Default) has occurred and is continuing, if the amount of the Damage is in an amount that is less than the Borrower Claim Threshold, such insurance proceeds shall be paid directly to Borrower and used by Borrower to repair and restore the Property, provided that Borrower shall use such funds to repair and restore the Property, and shall provide Lender with such information and reports with respect thereto as Lender may require.  Lender shall make the Net Proceeds (defined below) available to Borrower for Restoration if: (i) there shall then be no Event of Default;  (ii) Lender shall be satisfied that (A) Restoration can and will be completed within one (1) year after the Damage occurs and at least one (1) year prior to the maturity of the Note and (B) Leases which are terminated or terminable as a result of the Damage cover an aggregate of less than ten percent (10%) of the total rentable square footage contained in the Property at the closing of the Loan or such Tenants agree in writing to continue their Leases;  (iii) Borrower shall have entered into a general construction contract acceptable in all respects to Lender for Restoration, which contract must include provision for retainage of not less than ten percent (10%) until final completion of the Restoration;  and (iv) in Lender’s reasonable judgment, after Restoration has been completed the net cash flow of the Property will be sufficient to cover all costs and operating expenses of the Property, including payments due and reserves required under the Documents.  Notwithstanding any provision of this Instrument to the contrary, Lender shall not be obligated to make any portion of the Net Proceeds available for Restoration (whether as a result of Damage or a Taking) unless, at the time of the disbursement request, Lender has determined in its reasonable discretion that (y) Restoration can be completed at a cost which does not exceed the aggregate of the remaining Net Proceeds and any funds deposited with Lender by Borrower (“Additional Funds”) and (z) the aggregate of any loss of rental income insurance proceeds which the carrier has acknowledged to be payable (“Rent Loss Proceeds”) and any funds deposited with Lender by Borrower are sufficient to cover all costs and operating expenses of the Property, including payments due and reserves required under the Documents.

(d)           Disbursement of Proceeds.  If Lender elects or is required to make insurance proceeds or the Award (defined below), as the case may be, available for Restoration, Lender shall, through a disbursement procedure established by Lender, periodically make available to Borrower in installments the net amount of all insurance proceeds or the Award, as the case may be, received by Lender after deduction of all reasonable costs and expenses incurred by Lender in connection with the collection and disbursement of such proceeds (“Net Proceeds”) and, if any, the Additional Funds;  subject to receipt of the documentation required by such disbursement procedure and subject to a minimum draw amount to be determined by Lender and Borrower, Lender shall make such disbursements available on a monthly basis.  The amounts periodically disbursed to Borrower shall be based upon the amounts currently due under the construction contract for Restoration and Lender’s receipt of (i) appropriate lien waivers, (ii) a certification of the percentage of Restoration completed by an architect or engineer acceptable to Lender, and (iii) title insurance protection against materialmen’s and mechanic’s liens.  At Lender’s election, a disbursing agent selected by Lender shall disburse such funds, and Borrower shall pay such agent’s reasonable fees and expenses.  The Net Proceeds, Rent Loss Proceeds, and any Additional Funds shall constitute additional security for the Loan and Borrower shall execute, deliver, file and/or record, at its expense, such instruments as Lender requires to grant to Lender a perfected, first-priority security interest in these funds.  If the Net Proceeds are made available for Restoration and (x) Borrower refuses or fails to complete the Restoration, (y) an Event of Default occurs, or (z) the Net Proceeds or Additional Funds are not applied to Restoration, then any undisbursed portion may, at Lender’s option, be applied to the Obligations in any order of priority, and any such application to principal shall be deemed a voluntary prepayment subject to the Prepayment Premium.

Section 3.08                      Condemnation.

(a)           Borrower’s Obligations.  Borrower will promptly notify Lender of any threatened or instituted proceedings for the condemnation or taking by eminent domain of the Property including any change in any street (whether as to grade, access, or otherwise) (a “Taking”).  Borrower shall, at its expense, (i) diligently prosecute these proceedings, (ii) deliver to Lender copies of all papers served in connection therewith, and (iii) consult and cooperate with Lender in the handling of these proceedings.  No settlement of these proceedings shall be made by Borrower without Lender’s prior written consent.  Lender may participate in these proceedings (but shall not be obligated to do so) and Borrower will sign and deliver all instruments requested by Lender to permit this participation.

(b)           Lender’s Rights to Proceeds.  All condemnation awards, judgments, decrees, or proceeds of sale in lieu of condemnation (“Award”) are assigned and shall be paid to Lender.  Borrower authorizes Lender to collect and receive them, to give receipts for them, to accept them in the amount received without question or appeal, and/or to appeal any judgment, decree, or award.  Borrower will sign and deliver all instruments requested by Lender to permit these actions.

(c)           Application of Award.  Lender may apply any Award in any order it determines (1) to reimburse Lender for all Costs related to collection of the Award and (2) subject to Section 3.08(d) and at Lender’s option, to (A) payment (without any Prepayment Premium) of all or part of the Obligations, whether or not then due and payable, in the order determined by Lender (provided that if any Obligations remain outstanding after this payment, the unpaid Obligations shall continue in full force and effect and Borrower shall not be excused in the payment thereof); (B) the cure of any default under the Documents; or (C) the Restoration.  If Borrower receives any Award, Borrower shall promptly deliver such Award to Lender.  Notwithstanding anything in this Instrument or at law or in equity to the contrary, none of the Award paid to Lender shall be deemed trust funds and Lender may dispose of these proceeds as provided in this Section.

(d)           Application of Award to Restoration.  Notwithstanding anything to the contrary set forth hereinabove, Lender shall permit the application of the Award to Restoration if:  (i) no more than (A) twenty percent (20%) of the gross area of the Improvements or (B) ten percent (10%) of the parking spaces is affected by the Taking, (ii) the amount of the loss does not exceed twenty percent (20%) of the original amount of the Note; (iii) the Taking does not affect access to the Property from any public right-of-way; (iv) there is no Event of Default at the time of the Taking or the application of the Award; (v) after Restoration, the Property and its use will be in compliance with all Laws; (vi) in Lender’s reasonable judgment, Restoration is practical and can be completed within one (1) year after the Taking and at least one (1) year prior to the maturity of the Note; (vii) the Tenants listed in Exhibit D (“Major Tenants”) agree in writing to continue their Leases without abatement of rent; (viii) Borrower shall have entered into a general construction contract acceptable in all respects to Lender for Restoration, which contract must include provision for retainage of not less than ten percent (10%) until final completion of the Restoration; and (ix) in Lender’s reasonable judgment, after Restoration has been completed the net cash flow of the Property will be sufficient to cover all costs and operating expenses of the Property, including payments due and reserves required under the Documents.  Any portion of the Award that is in excess of the cost of any Restoration permitted above, may, in Lender’s sole discretion, be applied against the Obligations or paid to Borrower.  If the Award is disbursed to Borrower under the provisions of this Section 3.08(d), then such Award shall be disbursed to Borrower in accordance with the terms and conditions of Section 3.07(d).

(e)           Effect on the Obligations.  Notwithstanding any Taking, Borrower shall continue to pay and perform the Obligations as provided in the Documents.  Any reduction in the Obligations due to application of the Award shall take effect only upon Lender’s actual receipt and application of the Award to the Obligations.  If the Property shall have been foreclosed, sold pursuant to any power of sale granted hereunder, or transferred by deed-in-lieu of foreclosure prior to Lender’s actual receipt of the Award, Lender may apply the Award received to the extent of any deficiency upon such sale and Costs incurred by Lender in connection with such sale.

Section 3.09                      Liens and Liabilities.  Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and others for any work performed or materials delivered for the Property or the Improvements (collectively, “Property Payables”); provided, however, Borrower shall have the right to contest in good faith any such claim or demand, so long as it does so diligently, by appropriate proceedings and without prejudice to Lender and provided that neither the Property nor any interest therein would be in any danger of sale, loss or forfeiture as a result of such proceeding or contest.  In the event that a mechanic’s or materialman's lien or similar proceeding is filed against the Property, or a claim is filed against Borrower or any Recourse Parties, and Borrower shall contest such lien, proceeding or claim, Borrower shall promptly notify Lender of such contest and thereafter shall, upon Lender’s request, promptly provide a bond, cash deposit or other security satisfactory to Lender to protect Lender’s interest and security should the contest be unsuccessful.  If Borrower shall fail to immediately discharge or provide security against any such lien, proceeding or claim as aforesaid, Lender may do so and any and all expenses incurred by Lender, together with interest thereon at the Default Rate from the date advanced by Lender until actually paid by Borrower, shall be immediately paid by Borrower on demand and shall be secured by this Instrument and by all other Documents securing all or any part of the Obligations.  Nothing in the Documents shall be deemed or construed as constituting the consent or request by Lender, express or implied, to any contractor, subcontractor, laborer, mechanic or materialman for the performance of any labor or the furnishing of any material for any improvement, construction, alteration, or repair of the Property.  Borrower further agrees that Lender does not stand in any fiduciary relationship to Borrower.  Any contributions made, directly or indirectly, to Borrower by or on behalf of any of its partners, members, principals or any party related to such parties shall be treated as equity and shall be subordinate and inferior to the rights of Lender under the Documents.

Section 3.10                      Tax and Insurance Deposits.  At Lender’s option (exercisable only (i) if the Debt Service Coverage (as defined in the Loan Agreement) as to all Properties (as defined in the Loan Agreement) shall be less than 1.75 to 1.00, or (ii) there shall be an Event of Default under the Documents, or (iii) in the event that Borrower fails to timely deliver to Lender evidence of payment of Assessments or insurance premiums as required by Section 3.03(a) and Section 3.06(d), respectively), Borrower shall make monthly deposits (“Deposits”) with Lender equal to one-twelfth (1/12th) of the annual Assessments (except for income taxes, franchise taxes, ground rents, maintenance charges and utility charges) and the premiums for insurance required under Section 3.06 (the “Insurance Premiums”) together with amounts sufficient to pay these items thirty (30) days before they are due (collectively, the “Impositions”).  Lender shall estimate the amount of the Deposits until ascertainable.  At that time, Borrower shall promptly deposit any deficiency.  Borrower shall promptly notify Lender of any changes to the amounts, schedules and instructions for payment of the Impositions.  Borrower authorizes Lender or its agent to obtain the bills for Assessments directly from the appropriate tax or governmental authority.  All Deposits are pledged to Lender and shall constitute additional security for the Obligations.  The Deposits shall be held by Lender without interest (except to the extent required under Laws) and may be commingled with other funds.  If (i) there is no Event of Default at the time of payment, (ii) Borrower has delivered bills or invoices to Lender for the Impositions in sufficient time to pay them when due, and (iii) the Deposits are sufficient to pay the Impositions or Borrower has deposited the necessary additional amount, then Lender shall pay the Impositions prior to their due date.  Any Deposits remaining after payment of the Impositions shall, at Lender’s option, be credited against the Deposits required for the following year or paid to Borrower.  If an Event of Default occurs, the Deposits may, at Lender’s option, be applied to the Obligations in any order of priority.  Any application to principal shall be deemed a voluntary prepayment subject to the Prepayment Premium.  Borrower shall not claim any credit against the principal and interest due under the Note for the Deposits.  Upon an assignment or other transfer of this Instrument, Lender may pay over the Deposits in its possession to the assignee or transferee and then it shall be completely released from all liability with respect to the Deposits.  Borrower shall look solely to the assignee or transferee with respect thereto.  This provision shall apply to every transfer of the Deposits to a new assignee or transferee.  Subject to Article V, a transfer of title to the Land shall automatically transfer to the new owner the beneficial interest in the Deposits.  Upon full payment and satisfaction of this Instrument or, at Lender’s option, at any prior time, the balance of the Deposits in Lender’s possession shall be paid over to the record owner of the Land and no other party shall have any right or claim to the Deposits.  Lender may transfer all its duties under this Section to such servicer or financial institution as Lender may periodically designate and Borrower agrees to make the Deposits to such servicer or institution.

Section 3.11                      ERISA.

(a)           Borrower understands and acknowledges that, as of the date hereof, the source of funds from which Lender is extending the Loan will include one or more of the following accounts: (i) an “insurance company general account,” as that term is defined in Prohibited Transaction Class Exemption (“PTE”) 95-60 (60 Fed. Reg. 35925 (Jul. 12, 1995)), as to which Lender meets the conditions for relief in Sections I and IV of PTE 95-60; (ii) pooled and single client insurance company separate accounts, which are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and (iii) one or more insurance company separate accounts maintained solely in connection with fixed contractual obligations of the insurance company, under which the amounts payable or credited to the plan are not affected in any manner by the investment performance of the separate account.

(b)           Borrower represents and warrants to Lender that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not a “party in interest”, as defined in Section 3(14) of ERISA, other than as a service provider or an affiliate of a service provider, to any employee benefit plan that has invested in a separate account described in Section 3.11(a)(ii) above, from which funds have been derived to make the Loan, or if so, the execution of the Documents and making of the Loan thereunder do not constitute nonexempt prohibited transactions under ERISA; (iii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans, or if subject to such statutes, is not in violation thereof in the execution of the Documents and the making of the Loan thereunder; (iv) the assets of Borrower do not constitute “plan assets” of one or more plans within the meaning of 29 C.F.R. Section 2510.3-101; and (v) one or more of the following circumstances is true:  (1) equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2); (2) less than twenty-five percent (25%) of all equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or (3) Borrower qualifies as an “operating company,” a “venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510.3-101(c), (d) or (e), respectively.

(c)           Borrower shall deliver to Lender such certifications and/or other evidence periodically requested by Lender, in its sole discretion, to verify the representations and warranties in Section 3.11(b) above.  Failure to deliver these certifications or evidence, breach of these representations and warranties, or consummation of any transaction which would cause this Instrument or any exercise of Lender’s rights under this Instrument to (i) constitute a non-exempt prohibited transaction under ERISA or (ii) violate ERISA or any state statute regulating governmental plans (collectively, a “Violation”), shall be an Event of Default.  Notwithstanding anything in the Documents to the contrary, no sale, assignment, or transfer of any direct or indirect right, title, or interest in Borrower or the Property (including creation of a junior lien, encumbrance or leasehold interest) shall be permitted which would, in Lender’s opinion, negate Borrower’s representations in this Section or cause a Violation.  At least fifteen (15) days before consummation of any of the foregoing, Borrower shall obtain from the proposed transferee or lienholder (i) a certification to Lender that the representations and warranties of this Section 3.11 will be true after consummation and (ii) an agreement to comply with this Section 3.11.

Section 3.12                      Environmental Representations, Warranties, and Covenants .

(a)           Environmental Representations and Warranties.  Borrower represents and warrants, to the best of Borrower’s knowledge (after due inquiry and investigation, consisting of the Borrower's existing environmental reports with respect to the Property as delivered to Lender) and additionally based upon the environmental site assessment reports of the Property (collectively, the “Environmental Report”), that except as fully disclosed in the Environmental Report delivered to and approved by Lender:  (i) there are no Hazardous Materials (defined below) or underground storage tanks affecting the Property (“affecting the Property” shall mean “in, on, under, stored, used or migrating to or from the Property”) except for (A) routine office, cleaning, janitorial, maintenance and other materials and supplies necessary to operate the Property or used in connection with general office uses for its current use (or relating to historic uses disclosed in the Environmental Report) and (B) Hazardous Materials that are (1) in compliance with Environmental Laws (defined below), (2) have all required permits, and (3) are in only the amounts necessary to operate the Property or necessary in connection with the general office uses of any Tenant at the Property;  (ii) there are no present or threatened Releases (defined below) of Hazardous Materials in violation of any Environmental Law affecting the Property (and no past Releases of Hazardous Materials in material violation of any Environmental Law affecting the Property);  (iii) there is no present non-compliance with Environmental Laws or with permits issued pursuant thereto (and no past material non-compliance with Environmental Laws or with permits issued pursuant thereto);  (iv) Borrower does not know of, and has not received, any written or oral notice or communication from any person relating to Hazardous Materials affecting the Property in violation of Environmental Laws;  and (v) Borrower has provided to Lender, in writing, all material information relating to environmental conditions affecting the Property known to Borrower or contained in Borrower’s files.  “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, that apply to Borrower or the Property and relate to Hazardous Materials including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.  “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil;  explosives, flammable materials;  radioactive materials;  polychlorinated biphenyls (“PCBs”) and compounds containing them;  lead and lead-based paint; Microbial Matter, infectious substances, asbestos or asbestos-containing materials in any form that is or could become friable;  underground or above-ground storage tanks, whether empty or containing any substance;  any substance the presence of which on the Property is prohibited by any federal, state or local authority;  any substance that requires special handling;  and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant” within the meaning of any Environmental Law.  “Release” of any Hazardous Materials includes any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, pumping, pouring, escaping, dumping, disposing or other movement of Hazardous Materials.  “Microbial Matter” shall mean the presence of fungi or bacterial matter which reproduces through the release of spores or the splitting of cells, including, but not limited to, mold, mildew and viruses, whether or not such Microbial Matter is living.

(b)           Environmental Covenants.  Borrower covenants and agrees that Borrower shall comply with (and shall use reasonable efforts to cause all occupants at the Property to comply with, as such covenants applies to each such occupant) the following:  (i) all use and operation of the Property shall be in compliance with all Environmental Laws and required permits; (ii) there shall be no Releases of Hazardous Materials affecting the Property in violation of Environmental Laws; (iii) there shall be no Hazardous Materials affecting the Property except (A) routine office, cleaning, janitorial supplies, maintenance and other materials and supplies necessary to operate the Property or used in connection with general office uses, (B) in compliance with all Environmental Laws, (C) in compliance with all required permits, and (D) (1) in only the amounts necessary to operate the Property, (2) necessary in connection with the general office uses of any Tenant at the Property, or (3) as shall have been fully disclosed to and approved by Lender in writing; (iv) the Property shall be kept free and clear of all liens and encumbrances imposed by any Environmental Laws due to any act or omission by Borrower or any person (the “Environmental Liens”); (v) Borrower shall, at its sole expense, fully and expeditiously cooperate in a reasonably prompt manner with the Lender in all activities performed under Section 3.12(c) including providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole expense, (A) perform any environmental site assessment or other investigation of environmental conditions at the Property upon Lender’s request based on Lender’s reasonable belief that the Property is not in compliance with all Environmental Laws, (B) share with Lender the results and reports of such site assessment or investigation and Lender and the applicable Indemnified Parties (defined below) shall be entitled to rely on such results and reports, and (C) complete any remediation of Hazardous Materials affecting the Property or other actions required by any Environmental Laws; (vii) Borrower shall use diligent efforts to enforce the obligations of each Tenant or other user of the Property to refrain from violation of any Environmental Law; (viii) Borrower shall promptly notify Lender in writing after it becomes aware of (A) the presence, Release, or threatened Release of Hazardous Materials affecting the Property in violation of Environmental Laws, (B) any non-compliance of the Property with any Environmental Laws, (C) any actual or potential Environmental Lien, (D) any required or proposed remediation of environmental conditions relating to the Property, or (E) any written or oral communication or notice from any person relating to Hazardous Materials affecting the Property, or any oral communication relating to or alleging any violation or potential violation of Environmental Law, and (ix) if an Asbestos Operation and Maintenance Plan and any other Operation and Maintenance Plan (collectively, the “O&M Plan”) is in effect (or required by Lender to be implemented) at the time of the closing of the Loan, then Borrower shall, at its sole expense, implement and continue the O&M Plan (with any modifications required to comply with applicable Laws), until payment and full satisfaction of the Obligations.

(c)           Lender’s Rights. Lender and any person designated by Lender may enter the Property to assess the environmental condition of the Property and its use including (i) conducting any environmental assessment or audit (the scope of which shall be determined by Lender) and (ii) taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing at all reasonable times when (A) a default has occurred under the Documents beyond any applicable grace or cure period provided therein, (B) Lender reasonably believes that a Release has occurred at or affecting the Property which may be in material violation of Environmental Laws or the Property is not in material compliance with all Environmental Laws, or (C) the Loan is being considered for sale (any out-of-pocket expenses incurred in connection with the entry under clause (C) only shall be at Lender’s expense).  Borrower shall cooperate with and provide access to Lender and such person.

Section 3.13                      Electronic Payments .  Unless directed otherwise in writing by Lender, all payments due under the Documents shall be made by electronic funds transfer debit entries to Borrower’s account at an Automated Clearing House member bank satisfactory to Lender or by similar electronic transfer process selected by Lender.  Each payment due under the Documents shall be initiated by Lender through the Automated Clearing House network (or similar electronic process) for settlement on the Due Date (as defined in the Note) for the payment.  Borrower shall, at Borrower’s sole cost and expense, direct its bank in writing to permit such electronic fund transfer debit entries (or similar electronic transfer) to be made by Lender.  Prior to each payment Due Date under the Documents, Borrower shall deposit and/or maintain sufficient funds in Borrower’s account to cover each debit entry.  Any charges or costs, if any, by Borrower’s bank for the foregoing shall be paid by Borrower.

Section 3.14                      Inspection.  Borrower shall allow Lender and any person designated by Lender to enter upon the Property and conduct tests or inspect the Property at all reasonable times.  Borrower shall assist Lender and such person in effecting said inspection.

Section 3.15                      Records, Reports, and Audits.

(a)           Records and Reports.  Borrower shall maintain, in accordance with generally accepted accounting principles (“GAAP”), complete and accurate books and records with respect to all operations of or transactions involving the Property.  Borrower shall furnish Lender (i) annual financial statements for the Mack-Cali Realty Corporation (the “REIT Corporation”), and Lender agrees that as to annual financial statements for the REIT Corporation, delivery to Lender within thirty (30) days after filing with the United States Securities and Exchange Commission (“SEC”) all financial reports to be filed by the REIT Corporation, Mack—Cali Realty, L.P. (together with any partnership which is hereafter the operating partnership for the REIT Corporation, the “Operating Partnership”) and their subsidiaries with the SEC, including all 10Q, 10K and 8K reports, shall be acceptable, and (ii) annual operating statements for the Property [and Lender agrees that as to operating statements for the Property, the unaudited consolidating financial statement schedule of all individual property operations of the REIT Corporation and the Operating Partnership, or that portion of such financial statement schedule relating to the Property, in the format set forth in the Loan Agreement shall be acceptable] prepared in accordance with generally accepted accounting principles and certified by an authorized person, partner or official, together with such additional information as Lender may reasonably request.  Borrower shall furnish Lender annual financial statements for any Major Tenants which are not publicly traded companies (including those listed in the Loan Agreement), and, upon written request of Lender, with respect to any other Major Tenants, in each case to the extent Borrower has the right to obtain such statements under the applicable Lease (and Borrower agrees that Borrower will pursue obtaining such statements actively and diligently), together with such additional information as Lender may reasonably request.  As to financial statements of such tenants (a “Tenant Statement”), in the event of any failure of Borrower to deliver a Tenant Statement, the $500.00 per month per statement late fee owing with respect to late financial statements as set forth below shall increase after any 12 months of delinquency as to any such Tenant Statement by an additional $250 per month per statement ($750 for months 13 through 24, $1000 for months 24 through 36, and so on).  Without limiting the obligation to pay the late fees as set forth in the preceding sentence, Lender shall have the right to deliver to Borrower a notice of default from Lender under this Instrument and the Documents for Borrower's failure to obtain and deliver a Tenant Statement for any month when any such Tenant Statement remains outstanding, provided, however, that Borrower shall be entitled to cure such failure either by the delivery of such Tenant Statement within thirty (30) days after such notice (in which event the underlying failure shall be cured) from Lender or by the delivery to such tenant within thirty (30) days after such notice from Lender of written notice (a “Tenant Default Notice”) of such tenant's default under the terms of tenant's lease (in which event the underlying failure shall not be cured but the failure shall not ripen into an Event of Default hereunder unless in a succeeding month a new notice of default is sent by Lender to Borrower and Borrower thereafter fails to so cure such default) (and provided, further, however, that Lender agrees that Borrower shall not be obligated to terminate a tenant's lease solely on account of such failure of such tenant to comply with such obligation), and Borrower shall deliver to Lender copies of all correspondence received by or sent by or on behalf of Borrower or its agents with respect to such Tenant Statements.

           (b)           Delivery of Reports.  All of the reports, statements, and items required under this Section shall be (i) certified as being true, correct, and accurate by an authorized person, partner, or officer of the delivering party or, at the deliverer’s option, audited by a Certified Public Accountant; (ii) prepared in accordance with GAAP and satisfactory to Lender in form and substance; and (iii) delivered within the deadlines set forth above.  If any one report, statement, or item is not received by Lender on its due date, a late fee of Five Hundred and No/100 Dollars ($500.00) per month shall be due and payable by Borrower.  If any one report, statement, or item is not received within thirty (30) days after written notice from Lender to Borrower that such report, statement or items was not received by its due date, Lender may immediately declare an Event of Default under the Documents.  Borrower shall (i) provide Lender with such additional financial, management, or other information regarding Borrower, any general partner of Borrower, or the Property, as Lender may reasonably request (including, but not limited to, copies of statements from the Clearing Bank, as defined in that certain Cash Management Agreement between Borrower and Lender of even date herewith, with respect to collections in each of the accounts comprising Property Account A, as defined in such Cash Management Agreement), and (ii) upon Lender’s request, deliver all items required by Section 3.15 in an electronic format (i.e. on computer disks) or by electronic transmission acceptable to Lender.

(c)           Inspection of Records.  Borrower shall allow Lender or any person designated by Lender to examine, audit, and make copies of all such books and records and all supporting data at the place where these items are located at all reasonable times after reasonable advance notice;  provided that no notice shall be required after any default under the Documents.  Borrower shall assist Lender in effecting such examination.  Upon five (5) days’ prior notice, Lender may inspect and make copies of Borrower’s or any general partner of Borrower’s income tax returns with respect to the Property for the purpose of verifying any items referenced in this Section.

Section 3.16                      Borrower’s Certificates. Within fifteen (15) days after Lender’s request, Borrower shall furnish a written certification to Lender and any Investors (defined below) as to (a) the amount of the Obligations outstanding;  (b) the interest rate, terms of payment, and maturity date of the Note;  (c) the date to which payments have been paid under the Note;  (d) whether any offsets or defenses exist against the Obligations and a detailed description of any listed;  (e) whether all Leases are in full force and effect and have not been modified (or if modified, setting forth all modifications);  (f) the date to which the Rents have been paid;  (g) whether, to the best knowledge of Borrower, any defaults exist under the Leases and a detailed description of any listed;  (h) the security deposit held by Borrower under each Lease and that such amount is the amount required under such Lease;  (i) whether there are any defaults (or events which with the passage of time and/or giving of notice would constitute a default) under the Documents and a detailed description of any listed;  (j) whether the Documents are in full force and effect;  and (k) any other matters reasonably requested by Lender related to the Leases, the Obligations, the Property, or the Documents.  For all non-residential properties and promptly upon Lender’s request, Borrower shall use its best efforts to deliver a written certification to Lender and  Investors from Tenants specified by Lender that:  (a) their Leases are in full force and effect;  (b) there are no defaults (or events which with the passage of time and/or the giving of notice would constitute a default) under their Leases or, if any exist, a detailed description of any listed;  (c) none of the Rents have been paid more than one month in advance;  (d) there are no offsets or defenses against the Rents or, if any exist,  a detailed description of any listed;  and (e) any other matters reasonably requested by Lender related to the Leases;  provided, however, that Borrower shall not have to pay money to a Tenant to obtain such certification, but it will deliver a landlord’s certification for any certification it cannot obtain.

Section 3.17                      Full Performance Required;  Survival of Warranties.  All representations and warranties of Borrower in the Loan application or made in connection with the Loan shall survive the execution and delivery of the Documents and Borrower shall not perform any action, or permit any action to be performed, which would cause any of the warranties and representations of Borrower to become untrue in any manner, except for such actions as may be expressly permitted by the terms and conditions of this Instrument or any of the other Documents.

Section 3.18                      Additional Security.  No other security now existing or taken later to secure the Obligations shall be affected by the execution of the Documents and all additional security shall be held as cumulative.  The taking of additional security, execution of partial releases, or extension of the time for the payment obligations of Borrower shall not diminish the effect and lien of this Instrument and shall not affect the liability or obligations of any maker or guarantor.  Neither the acceptance of the Documents nor their enforcement shall prejudice or affect Lender’s right to realize upon or enforce any other security now or later held by Lender.  Lender may enforce the Documents or any other security in such order and manner as it may determine in its discretion.

Section 3.19                      Further Acts.  Borrower shall take all necessary actions to (i) keep valid and effective the lien and rights of Lender under the Documents and (ii) protect the lawful owner of the Documents.  Promptly upon request by Lender and at Borrower’s expense, Borrower shall execute additional instruments and take such actions as Lender reasonably believes are necessary or desirable to (a) maintain or grant Lender a first-priority, perfected lien on the Property, (b) grant to Lender, to the fullest extent permitted by Laws, the right to foreclose on, or transfer title to, the Property non-judicially, (c) correct any error or omission in the Documents; and (d) effect the intent of the Documents, including filing/recording the Documents, additional mortgages or deeds of trust, financing statements, and other instruments.

Section 3.20                      Compliance with Anti-Terrorism Regulations.

(a)           Borrower hereby covenants and agrees that neither Borrower nor any guarantor, nor any persons or entities holding any legal or beneficial interest whatsoever in Borrower or any guarantor (whether directly or indirectly), other than (i) Individual Shareholders and (ii) limited partners in Mack-Cali Realty, L.P., will knowingly conduct business with or engage in any transaction with any person or entity named on any of the OFAC Lists or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists.  Borrower will not grant any consent or permission, nor direct, any Individual Shareholders or limited partners in Mack-Cali Realty, L.P. to conduct business with or engage in any transaction with any person or entity named on any of the OFAC Lists or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC Lists, and should Borrower become aware of any such activity, Borrower shall promptly report such activity as and to the extent required by applicable law.

(b)           Borrower hereby covenants and agrees that it will comply at all times with the requirements of Executive Order 13224; the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701-06; the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56; the Iraqi Sanctions Act, Pub. L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. Section 287c; the Antiterrorism and Effective Death Penalty Act, (enacting 8 U.S.C. Section 219, 18 U.S.C. Section 2332d, and 18 U.S.C. Section 2339b); the International Security and Development Cooperation Act, 22 U.S.C. Section 2349 aa-9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596; and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597 and any similar laws or regulations currently in force or hereafter enacted (collectively, the “Anti-Terrorism Regulations”).

(c)           Borrower hereby covenants and agrees that if it becomes aware or receives any notice that Borrower, any guarantor or the Property, or any person or entity holding any legal or beneficial interest whatsoever (whether directly or indirectly) in Borrower, any guarantor or in the Property, is named on any of the OFAC Lists (such occurrence, an “OFAC Violation”), Borrower will immediately (i) give notice to Lender of such OFAC Violation, and (ii) comply with all Laws applicable to such OFAC Violation (regardless of whether the party included on any of the OFAC Lists is located within the jurisdiction of the United States of America), including, without limitation, the Anti-Terrorism Regulations, and Borrower hereby authorizes and consents to Lender’s taking any and all steps Lender deems necessary, in its sole discretion, to comply with all Laws applicable to any such OFAC Violation, including, without limitation, the requirements of the Anti-Terrorism Regulations (including the “freezing” and/or “blocking” of assets).

(d)           Upon Lender’s request from time to time during the term of the Loan, Borrower agrees to deliver a certification confirming that the representations and warranties set forth in Section 2.09 above remain true and correct as of the date of such certificate and confirming Borrower’s and any guarantor’s compliance with this Section 3.20.

Section 3.21                      Compliance with Property as Single Asset.  Borrower hereby covenants and agrees that (i) during the term of the Loan, Borrower shall not own any assets in addition to the Property, (ii) the Property shall remain as a single property or project, and (iii) during the term of the Loan, the Property shall generate substantially all of the gross income of Borrower and there shall be no substantial business being conducted, either directly or indirectly, by Borrower other than the business of owning and operating the Property and the activities incidental thereto.

ARTICLE IV - ADDITIONAL ADVANCES; EXPENSES; SUBROGATION

Section 4.01                      Expenses and Advances.  Borrower shall pay all reasonable appraisal, recording, filing, registration, brokerage (exclusive of any brokerage fees or commissions incurred solely by Lender), abstract, title insurance (including premiums), title searches and examinations, surveys and similar data and assurances with respect to title, U.C.C. search, escrow, attorneys’ (both in-house staff and retained attorneys, except that payment would not be required for in house staff for routine loan servicing performed in the ordinary course of business and for the performance of which Lender is not routinely reimbursed by other borrowers in the ordinary course of Lender’s business), engineers’, environmental engineers’, environmental testing, and architects’ fees, costs (including travel), expenses, and disbursements incurred by Borrower or Lender and reasonable fees charged by Lender in connection with the granting, closing (except that payment would not be required for in house staff for the granting and closing of the Loan), servicing (other than routine loan servicing performed in the ordinary course of business and for the performance of which Lender is not routinely reimbursed by other borrowers in the ordinary course of Lender’s business), and enforcement of (a) the Loan and the Documents or (b) attributable to Borrower as owner of the Property.  The term “Costs” shall mean any of the foregoing incurred in connection with (a) any default by Borrower under the Documents, (b) the routine (other than routine loan servicing performed in the ordinary course of business and for the performance of which Lender is not routinely reimbursed by other borrowers in the ordinary course of Lender’s business) servicing of the Loan in response to requests by Borrower, or (c) the exercise, enforcement, compromise, defense, litigation, or settlement of any of Lender’s rights or remedies under the Documents or relating to the Loan or the Obligations.  If Borrower fails to pay any amounts or perform any actions required under the Documents, Lender may (but shall not be obligated to) advance sums to pay such amounts or perform such actions.  Borrower grants Lender the right to enter upon and take possession of the Property to prevent or remedy any such failure and the right to take such actions in Borrower’s name.  No advance or performance shall be deemed to have cured a default by Borrower.  All (a) sums advanced by or payable to Lender per this Section or under applicable Laws, (b) except as expressly provided in the Documents, payments due under the Documents which are not paid in full when due, and (c) Costs, shall:  (i) be deemed demand obligations, (ii) bear interest from the date of demand at the Default Rate until paid if not paid on demand, (iii) be part of, together with such interest, the Obligations, and (iv) be secured by the Documents.  Lender, upon making any such advance, shall also be subrogated to rights of the person receiving such advance.

Section 4.02                      Subrogation.  If any proceeds of the Note were used to extinguish, extend or renew any indebtedness on the Property, then, to the extent of the funds so used, (a) Lender shall be subrogated to all rights, claims, liens, titles and interests existing on the Property held by the holder of such indebtedness and (b) these rights, claims, liens, titles and interests are not waived but rather shall (i) continue in full force and effect in favor of Lender and (ii) are merged with the lien and security interest created by the Documents as cumulative security for the payment and performance of the Obligations.

ARTICLE V - SALE, TRANSFER, OR ENCUMBRANCE OF THE PROPERTY

Section 5.01                      Due-on-Sale or Encumbrance.  It shall be an Event of Default and, at the sole option of Lender, Lender may accelerate the Obligations and the entire Obligations (including any Prepayment Premium) shall become immediately due and payable, if, without Lender’s prior written consent (which consent may be given or withheld for any or for no reason or given conditionally, in Lender’s sole discretion) any of the following shall occur:

(i)	Borrower shall sell, convey, assign, transfer, dispose of or otherwise be divested of its title to the Property;

(ii)
Borrower shall mortgage, convey security title to, or otherwise encumber or cause to be encumbered the Property or any interest therein in any manner or way (whether direct or indirect, voluntary or involuntary); or

(iii)	in the event of:

(a)
except as set forth below in Section 5.02, 5.03 and 5.04 below, any merger, consolidation or dissolution involving, or the sale or transfer of all or substantially all of the assets of, Borrower or of any general partner of Borrower (or of Mack-Cali Realty Corporation or the then existing operating partnership of Mack-Cali Realty Corporation);

(b)	except as set forth below in Section 5.02, 5.03 and 5.04 below, the transfer (at one time or over any period of time) of 49% or more of:

(1)
(x) any ownership interests in the Borrower, regardless of the type or form of entity of Borrower, (y) the voting stock or ownership interest of any corporation or limited liability company which is, respectively, general partner or managing member of Borrower or any corporation or limited liability company directly or indirectly owning 49% or more of any such corporation or limited liability company, or (z) the ownership interests of any owner of fifty percent (50%) or more of the beneficial interests of Borrower if Borrower is a trust; or

(2)
except as provided in Section 5.02, 5.03 and 5.04 below, any general partnership, managing member or controlling interest in (x) Borrower, (y) an entity which is in Borrower’s chain of ownership and which is derivatively liable for the obligations of Borrower, or (z) any entity that has the right to participate directly or indirectly in the control of the management or operations of Borrower; or

(c)
except as set forth in Section 5.02, 5.03 and 5.04 below, in the event of the conversion of any general partnership interest in Borrower to a limited partnership interest, if Borrower is a partnership; or

(d)	except as set forth in Section 5.02, 5.03 and 5.04 below, in the event of any change, removal, or resignation of any general partner of Borrower, if Borrower is a partnership; or

(e)
except as set forth in Section 5.02, 5.03 and 5.04 below, in the event of any change, removal, addition, or resignation of a managing member of Borrower (or if no managing member, any member), if Borrower is a limited liability company;

(f)
Borrower shall (i) obtain any secured or unsecured debt except for customary and reasonable short-term trade payables (including, without limitation, equipment leases) obtained and repaid in the ordinary course of Borrower’s business or (ii) guarantee, or otherwise agree to be liable for (whether conditionally or unconditionally), any obligation of any person or entity.

This provision shall not apply to transfers of title or interest under any will (or applicable law of descent) or transfers of limited partnership interests to other wholly owned subsidiaries of the Mack-Cali Realty Corporation (the “REIT Corporation”) or Mack—Cali Realty, L.P. (together with any partnership that is hereafter the operating partnership for the REIT Corporation, the “Operating Partnership”).

Section 5.02                      Certain Transfers Excluded.  Notwithstanding the foregoing and subject to Section 5.03 and 5.04 below, Section 5.01 shall not apply to transfers of publicly traded REIT stock in the REIT Corporation, and Section 5.01 shall not apply to transfers of limited partnership interests in the Operating Partnership or to the admission of additional limited partners in the Operating Partnership.

Section 5.03                      Merger.  Notwithstanding the foregoing and subject to Section 5.05 below, so long as the Loan is still secured by this Instrument, if no Event of Default (or event which with the passage of time or the giving of notice or both would be an Event of Default) has occurred and is continuing, Lender agrees that, upon forty five (45) days prior written request of Borrower, Lender shall consent to the transfer of beneficial interests in the Borrower in connection with any merger of the REIT Corporation or the Operating Partnership into another Person, if:

(i)
the proposed transferee [the “Successor Entity”; as used herein, such term includes the surviving party from such merger other than the Operating Partnership, REIT Corporation or an entity controlled by the shareholders of the REIT Corporation and/or unit holders of the Operating Partnership (in which event no such consent shall be required)] of the Property is a United States person;

(ii)
Borrower pays Lender a non-refundable servicing fee (of $25,000.00) at the time of the request, and an additional fee equal to 0.25% of the outstanding principal balance of the Loan (less the $25,000.00 paid at the time of the request) at the time of the transfer;

(iii)
at Lender's option, Lender's title policy is endorsed to verify the first priority of this Instrument at Borrower's expense (to bring forward the effective date thereof and set forth the current schedule of subordinate matters with respect to title, provided, however, that if any element of such endorsement shall require payment of a new full title premium, Lender agrees to accept a title company certification or title report in lieu of such element);

(iv)
the Successor Entity expressly assumes all obligations applicable to the Operating Partnership or the REIT Corporation under the Documents and executes any documents reasonably required by Lender, and all of these documents are reasonably satisfactory in form and substance to Lender;

(v)	Borrower shall deliver to Lender copies of all transfer documents and merger documents (to the extent Borrower is permitted by law to reveal such documents);

(vi)
the Successor Entity complies with and delivers the ERISA Certificate and Indemnification Agreement described in the guidelines with respect thereto then applicable to Lender's mortgage loans (the “Guidelines”) and the Successor Entity provides representations and warranties satisfactory to Lender regarding the Anti-Terrorism Lists and the Anti-Terrorism and Anti-Money Laundering Laws in accordance with the guidelines with respect thereto then applicable to Lender's mortgage loans;

(vii)
Borrower or the Successor Entity pays all reasonable fees, costs, and expenses incurred by Lender in connection with the proposed transfer, including, without limitation, all legal (for both outside counsel and Lender's staff attorneys), accounting, title insurance, documentary stamps taxes, intangibles taxes, mortgage taxes, recording fees, and appraisal fees, whether or not the transfer is actually consummated.

Section 5.04                      Certain Affiliate Transactions.  Notwithstanding the foregoing and subject to Section 5.05 below, Lender agrees that, upon fifteen (15) days prior written request of Borrower, Borrower, and any transferee of Borrower permitted below, may engage in the transactions described below, provided that all of the following conditions are met:

(i)	there is no Event of Default under the Documents (or event which with the passage of time or the giving of notice or both would be an Event of Default);

(ii)
the transferee (or successor entity) expressly assumes all applicable obligations under the Documents and executes any documents reasonably required by Lender, and all of these documents are satisfactory in form and substance to Lender;

(iii)	Lender reasonably approves the form and content of all transfer documents, and Lender is furnished with a certified copy of the recorded transfer documents;

(iv)
the transferee complies with and delivers the ERISA Certificate and Indemnification Agreement described in the Guidelines and the transferee provides representations and warranties satisfactory to Lender regarding the Anti-Terrorism Lists and the Anti-Terrorism and Anti-Money Laundering Laws in accordance with the guidelines with respect thereto then applicable to Lender's mortgage loans;

(v)	Borrower pays Lender a non-refundable servicing fee (of $1,000.00 per Property) at the time of the request; and

(vi)
payment by Borrower or the proposed transferee (or successor entity) of (1) all costs and expenses incurred by Lender for the processing of said transfer including a processing fee; (2) any documentary stamp taxes, intangible taxes, recording fees, and other costs and expenses required in connection with the assumption agreement and any modification of the Documents, and (3) all other costs and expenses (including attorneys' fees and expenses for Lender's staff attorneys and outside counsel) of the preparation of the assumption agreement and any modification of the Documents.

Provided all of the foregoing conditions are fulfilled with respect to each such transfer, Borrower may engage in the following transactions, and the provisions of this Section shall not apply to (and no other provision of the Documents shall prohibit, subject to compliance with Section 5.05):

(a)	the Borrower shall have the right to merge with the Operating Partnership, with the result that the Operating Partnership shall then be the Borrower on such Loan; and

(b)	the Borrower shall have the right to transfer a Property to another wholly owned subsidiary of the REIT Corporation or the Operating Partnership.

Section 5.05                      REIT Participation and Ownership.  At all times, (a) the REIT Corporation (and/or a wholly owned qualified REIT subsidiary), or, after a merger transaction involving the REIT Corporation in accordance with Section 5.03 above, the Successor Entity to the REIT Corporation, shall at all times remain the sole general partner (or the sole general partners) of the Operating Partnership, and (b) the REIT Corporation and the Operating Partnership, or, after a merger transaction in accordance with Section 5.03 above, the Successor Entity, shall own, directly or indirectly through qualified REIT subsidiaries, 100% of the Borrower.

ARTICLE VI - DEFAULTS AND REMEDIES

Section 6.01                      Events of Default.  The following shall be an “Event of Default”:

(a)           if Borrower fails to make any payment required under the Documents when due and such failure continues for five (5) days after written notice;   provided, however, that if Lender gives one (1) notice of such a default within any twelve (12) month period, Borrower shall have no further right to any notice of such a default during the next following twelve (12) month period;  provided, further, however, Borrower shall have no right to any such notice upon the maturity date of the Note;

               (b)           except for defaults listed in the other subsections of this Section 6.01, if Borrower fails to perform or comply with any other provision contained in the Documents that is capable of cure by the payment of money and the default is not cured within fifteen (15) days of Lender providing written notice thereof;  provided, however, that if Lender gives one (1) notice of such a default within any twelve (12) month period, Borrower shall have no further right to any notice of such a default during the next following twelve (12) month period;

(c)           except for defaults listed in the other subsections of this Section 6.01, if Borrower fails to perform or comply with any other provision contained in the Documents and the default is not cured within thirty (30) days after Lender providing written notice thereof (the “Grace Period”);  provided, however, that Lender may extend the Grace Period up to an additional sixty (60) days (for a total of ninety (90) days from the date of default) if (i) Borrower immediately commences and diligently pursues the cure of such default and delivers (within the Grace Period) to Lender a written request for more time and (ii) Lender determines in good faith that (1) such default cannot be cured within the Grace Period but can be cured within ninety (90) days after the default, (2) no lien or security interest created by the Documents will be impaired prior to completion of such cure, and (3) Lender’s immediate exercise of any remedies provided hereunder or by law is not necessary for the protection or preservation of the Property or Lender’s security interest;

(d)           if any representation made (i) in connection with the Loan or the Obligations or (ii) in the Loan application or Documents shall be false or misleading in any material respect;

(e)           if any default under Article V occurs;

(f)           if Borrower shall (i) become insolvent, (ii) make a transfer in fraud of creditors, (iii) make an assignment for the benefit of its creditors, (iv) not be able to pay its debts as such debts become due, or (v) admit in writing its inability to pay its debts as they become due;

(g)           if any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding, or any other proceedings for the relief of debtors, is instituted by or against Borrower, and, if instituted against Borrower, is allowed, consented to, or not dismissed within the earlier to occur of (i) ninety (90) days after such institution or (ii) the filing of an order for relief;

(h)           if any of the events in Sections 6.01 (f) or (g) shall occur with respect to any (i) managing member of Borrower (if Borrower is a limited liability company), (ii) general partner of Borrower (if Borrower is a partnership), or (iii) guarantor of payment and/or performance of any of the Obligations;

(i)           if the Property shall be taken, attached, or sequestered on execution or other process of law in any action against Borrower;

(j)           if any default occurs under the Environmental Indemnity (defined below) and such default is not cured within any applicable grace period in that document;

(k)           if Borrower shall fail at any time to obtain, maintain, renew, or keep in force the insurance policies required by Section 3.06 within ten (10) days after written notice;

(l)           if Borrower shall be in default under any other mortgage, deed of trust, deed to secure debt, or security agreement covering any part of the Property, whether it be superior or junior in lien to this Instrument;

(m)           if any claim of priority (except based upon a Permitted Encumbrance) to the Documents by title, lien, or otherwise shall be upheld by any court of competent jurisdiction or shall be consented to by Borrower;

(n)           (i) the consummation by Borrower of any transaction which would cause (A) the Loan or any exercise of Lender’s rights under the Documents to constitute a non-exempt prohibited transaction under ERISA or (B) a violation of a state statute regulating governmental plans;  (ii) the failure of any representation in Section 3.11 to be true and correct in all respects;  or (iii) the failure of Borrower to provide Lender with the written certifications required by Section 3.11; or

(o)           (i) the consummation by Borrower of any transaction which would cause an OFAC Violation; (ii) the failure of any representation in Section 2.09 to be true and correct in all respects; or (iii) the failure of Borrower to comply with the provisions of Section 3.20, unless such default is cured within the lesser of (A) fifteen (15) days after written notice of such default to Borrower or (B) the shortest cure period, if any, provided for under any Laws applicable to such matters (including, without limitation, the Anti-Terrorism Regulations).

Section 6.02                      Remedies.  If an Event of Default occurs, Lender or any person designated by Lender may (but shall not be obligated to) take any action (separately, concurrently, cumulatively, and at any time and in any order) permitted under any Laws, without notice, demand, presentment, or protest (all of which are hereby waived), to protect and enforce Lender’s rights under the Documents or Laws including the following actions:

(a)           accelerate and declare the entire unpaid Obligations immediately due and payable, except for defaults under Section 6.01 (f), (g), (h), or (i) which shall automatically make the Obligations immediately due and payable;

(b)           judicially or otherwise, (i) completely foreclose this Instrument or (ii) partially foreclose this Instrument for any portion of the Obligations due and the lien and security interest created by this Instrument shall continue unimpaired and without loss of priority as to the remaining Obligations not yet due;

(c)           sell for cash or upon credit the Property and all right, title and interest of Borrower therein and rights of redemption thereof, pursuant to power of sale;

(d)           recover judgment on the Note either before, during or after any proceedings for the enforcement of the Documents and without any requirement of any action being taken to (i) realize on the Property or (ii) otherwise enforce the Documents;

(e)           seek specific performance of any provisions in the Documents;

(f)           apply for the appointment of a receiver, custodian, trustee, liquidator, or conservator of the Property without (i) notice to any person, (ii) regard for (A) the adequacy of the security for the Obligations or (B) the solvency of Borrower or any person liable for the payment of the Obligations;  and Borrower and any person so liable waives or shall be deemed to have waived the foregoing and any other objections to the fullest extent permitted by Laws and consents or shall be deemed to have consented to such appointment;

(g)           with or without entering upon the Property, (i) exclude Borrower and any person from the Property without liability for trespass, damages, or otherwise, (ii) take possession of, and Borrower shall surrender on demand, all books, records, and accounts relating to the Property, (iii) give notice to Tenants or any person, make demand for, collect, receive, sue for, and recover in its own name all Rents and cash collateral derived from the Property;  (iv) use, operate, manage, preserve, control, and otherwise deal with every aspect of the Property including (A) conducting its business, (B) insuring it, (C) making all repairs, renewals, replacements, alterations, additions, and improvements to or on it, (D) completing the construction of any Improvements in manner and form as Lender deems advisable, and (E) executing, modifying, enforcing, and terminating new and existing Leases on such terms as Lender deems advisable and evicting any Tenants in default;  (v) apply the receipts from the Property to payment of the Obligations, in any order or priority determined by Lender, after first deducting all Costs, expenses, and liabilities incurred by Lender in connection with the foregoing operations and all amounts needed to pay the Impositions and other expenses of the Property, as well as just and reasonable compensation for the services of Lender and its attorneys, agents, and employees;  and/or (vi) in every case in connection with the foregoing, exercise all rights and powers of Borrower or Lender with respect to the Property, either in Borrower’s name or otherwise;

(h)           release any portion of the Property for such consideration, if any, as Lender may require without, as to the remainder of the Property, impairing or affecting the lien or priority of this Instrument or improving the position of any subordinate lienholder with respect thereto, except to the extent that the Obligations shall have been actually reduced, and Lender may accept by assignment, pledge, or otherwise any other property in place thereof as Lender may require without being accountable for so doing to any other lienholder;

(i)           apply any Deposits to the following items in any order and in Lender’s sole discretion:  (A) the Obligations, (B) Costs, (C) advances made by Lender under the Documents, and/or (D) Impositions;

(j)           take all actions permitted under the U.C.C. of the Property State including (i) the right to take possession of all tangible and intangible personal property now or hereafter included within the Property (“Personal Property”) and take such actions as Lender deems advisable for the care, protection and preservation of the Personal Property and (ii) request Borrower at its expense to assemble the Personal Property and make it available to Lender at a convenient place acceptable to Lender.  Any notice of sale, disposition or other intended action by Lender with respect to the Personal Property sent to Borrower at least five (5) days prior to such action shall constitute commercially reasonable notice to Borrower; or

(k)           take any other action permitted under any Laws.

If Lender exercises any of its rights under Section 6.02(g), Lender shall not (a) be deemed to have entered upon or taken possession of the Property except upon the exercise of its option to do so, evidenced by its demand and overt act for such purpose;  (b) be deemed a beneficiary or mortgagee in possession by reason of such entry or taking possession;  nor (c) be liable (i) to account for any action taken pursuant to such exercise other than for Rents actually received by Lender, (ii) for any loss sustained by Borrower resulting from any failure to lease the Property, or (iii) any other act or omission of Lender except for losses caused by Lender’s willful misconduct or gross negligence.  Borrower hereby consents to, ratifies, and confirms the exercise by Lender of its rights under this Instrument and appoints Lender as its attorney-in-fact, which appointment shall be deemed to be coupled with an interest and irrevocable, for such purposes.

Section 6.03                      Expenses.  All Costs, expenses, or other amounts paid or incurred by Lender in the exercise of its rights under the Documents, together with interest thereon at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws, shall be (a) part of the Obligations, (b) secured by this Instrument, and (c) allowed and included as part of the Obligations in any foreclosure, decree for sale, power of sale, or other judgment or decree enforcing Lender’s rights under the Documents.

Section 6.04                      Rights Pertaining to Sales.  To the extent permitted under (and in accordance with) any Laws, the following provisions shall, as Lender may determine in its sole discretion, apply to any sales of the Property under Article VI, whether by judicial proceeding, judgment, decree, power of sale, foreclosure or otherwise:  (a) Lender may conduct a single sale of the Property or multiple sales of any part of the Property in separate tracts or in any other manner as Lender deems in its best interests and Borrower waives any right to require otherwise; (b) if Lender elects more than one sale of the Property, Lender may at its option cause the same to be conducted simultaneously or successively, on the same day or on such different days or times and in such order as Lender may deem to be in its best interests, no such sale shall terminate or otherwise affect the lien of this Instrument on any part of the Property not then sold, and Borrower shall pay the costs and expenses of each such sale; (c) any sale may be postponed or adjourned by public announcement at the time and place appointed for such sale or for such postponed or adjourned sale without further notice or such sale may occur, without further notice, at the time fixed by the last postponement or a new notice of sale may be given; and (d) Lender may acquire the Property and, in lieu of paying cash, may pay by crediting against the Obligations the amount of its bid, after deducting therefrom any sums which Lender is authorized to deduct under the provisions of the Documents.  After any such sale, Lender shall deliver to the purchaser at such sale a deed conveying the property so sold, but without any covenant or warranty, express or implied.  The recitals in any such deed of any matters or facts shall be conclusive proof of the truthfulness thereof.  Any Person, including Borrower or Lender, may purchase at such sale.

Section 6.05                      Application of Proceeds.  Any proceeds received from any sale or disposition under Article VI or otherwise, together with any other sums held by Lender, shall, except as expressly provided to the contrary, be applied in the order determined by Lender to:  (a) payment of all Costs and expenses of any enforcement action or foreclosure sale, transfer of title by power of sale or otherwise (if applicable), including interest thereon at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws, (b) all taxes, Assessments, and other charges unless the Property was sold subject to these items;  (c) payment of the Obligations in such order as Lender may elect;  (d) payment of any other sums secured or required to be paid by Borrower;  and (e) payment of the surplus, if any, to any person lawfully entitled to receive it.  Borrower and Lender intend and agree that during any period of time between any foreclosure judgment that may be obtained and the actual foreclosure sale that the foreclosure judgment will not extinguish the Documents or any rights contained therein including the obligation of Borrower to pay all Costs and to pay interest at the applicable interest rate specified in the Note, which shall be the Default Rate unless prohibited by Laws.

Section 6.06                      Additional Provisions as to Remedies.  No failure, refusal, waiver, or delay by Lender to exercise any rights under the Documents upon any default or Event of Default shall impair Lender’s rights or be construed as a waiver of, or acquiescence to, such or any subsequent default or Event of Default.  No recovery of any judgment by Lender and no levy of an execution upon the Property or any other property of Borrower shall affect the lien and security interest created by this Instrument and such liens, rights, powers, and remedies shall continue unimpaired as before.  Lender may resort to any security given by this Instrument or any other security now given or hereafter existing to secure the Obligations, in whole or in part, in such portions and in such order as Lender may deem advisable, and no such action shall be construed as a waiver of any of the liens, rights, or benefits granted hereunder.  Acceptance of any payment after any Event of Default shall not be deemed a waiver or a cure of such Event of Default and such acceptance shall be deemed an acceptance on account only.  If Lender has started enforcement of any right by foreclosure, sale, entry, or otherwise and such proceeding shall be discontinued, abandoned, or determined adversely for any reason, then Borrower and Lender shall be restored to their former positions and rights under the Documents with respect to the Property, subject to the lien and security interest hereof.

Section 6.07                      Waiver of Rights and Defenses.  To the fullest extent Borrower may do so under Laws, Borrower (a) will not at any time insist on, plead, claim, or take the benefit of any statute or rule of law now or later enacted providing for any appraisement, valuation, stay, extension, moratorium, redemption, or any statute of limitations;  (b) for itself, its successors and assigns, and for any person ever claiming an interest in the Property (other than Lender), waives and releases all rights of redemption, reinstatement, valuation, appraisement, notice of intention to mature or declare due the whole of the Obligations, all rights to a marshaling of the assets of Borrower, including the Property, or to a sale in inverse order of alienation, in the event of foreclosure (or extinguishment by transfer of title by power of sale) of the liens and security interests created under the Documents;  (c) shall not be relieved of its obligation to pay the Obligations as required in the Documents nor shall the lien or priority of the Documents be impaired by any agreement renewing, extending, or modifying the time of payment or the provisions of the Documents (including a modification of any interest rate), unless expressly released, discharged, or modified by such agreement.  Regardless of consideration and without any notice to or consent by the holder of any subordinate lien, security interest, encumbrance, right, title, or interest in or to the Property, Lender may (a) release any person liable for payment of the Obligations or any portion thereof or any part of the security held for the Obligations or (b) modify any of the provisions of the Documents without impairing or affecting the Documents or the lien, security interest, or the priority of the modified Documents as security for the Obligations over any such subordinate lien, security interest, encumbrance, right, title, or interest.

ARTICLE VII - SECURITY AGREEMENT

Section 7.01                      Security Agreement.  This Instrument constitutes both a real property mortgage and a “security agreement” within the meaning of the U.C.C.  The Property includes real and personal property and all tangible and intangible rights and interest of Borrower in the Property. Borrower grants to Lender, as security for the Obligations, a security interest in the Personal Property to the fullest extent that the Personal Property may be subject to the U.C.C.  Borrower authorizes Lender to file any financing or continuation statements and amendments thereto relating to the Personal Property without the signature of Borrower if permitted by Laws.

ARTICLE VIII - LIMITATION ON PERSONAL LIABILITY AND INDEMNITIES

Section 8.01                      Limited Recourse Liability.  The provisions of Paragraph 8 and Paragraph 9 of the Note are incorporated into this Instrument as if such provisions were set forth in their entirety in this Instrument.

Section 8.02                      General Indemnity.  Borrower agrees that while Lender has no liability to any person in tort or otherwise as lender and that Lender is not an owner or operator of the Property, Borrower shall, at its sole expense, protect, defend, release, indemnify and hold harmless (“indemnify”) the Indemnified Parties from any Losses (defined below) imposed on, incurred by, or asserted against the Indemnified Parties, directly or indirectly, arising out of or in connection with the Property, Loan, or Documents, including Losses;  provided, however, that the foregoing indemnities shall not apply to any Losses caused by the gross negligence or willful misconduct of the Indemnified Parties.  The term “Losses” shall mean any claims, suits, liabilities (including strict liabilities), actions, proceedings, obligations, debts, damages, losses (including, without limitation, unrealized loss of value of the Property), Costs, expenses, fines, penalties, charges, fees, judgments, awards, and amounts paid in settlement of whatever kind including attorneys’ fees (both in-house staff and retained attorneys) and all other costs of defense.  The term “Indemnified Parties” shall mean (a) Lender, (b) any prior owner or holder of the Note, (c) any existing or prior servicer of the Loan, (d) the officers, directors, shareholders, partners, members, employees and trustees of any of the foregoing, and (e) the heirs, legal representatives, successors and assigns of each of the foregoing.

Section 8.03                      Transaction Taxes Indemnity.  Borrower shall, at its sole expense, indemnify the Indemnified Parties from all Losses imposed upon, incurred by, or asserted against the Indemnified Parties or the Documents relating to Transaction Taxes.

Section 8.04                      ERISA Indemnity.  Borrower shall, at its sole expense, indemnify the Indemnified Parties against all Losses imposed upon, incurred by, or asserted against the Indemnified Parties (a) as a result of a Violation, (b) in the investigation, defense, and settlement of a Violation, (c) as a result of a breach of the representations in Section 3.11 or default thereunder, (d) in correcting any prohibited transaction or the sale of a prohibited loan, and (e) in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion.

Section 8.05                      Environmental and ERISA Indemnity.  Borrower and other persons, if any, have executed and delivered the Environmental and ERISA Indemnity Agreement dated the date hereof to Lender (“Environmental Indemnity”).

Section 8.06                      Duty to Defend, Costs and Expenses.  Upon request, whether Borrower’s obligation to indemnify Lender arises under Article VIII or in the Documents, Borrower shall defend the Indemnified Parties (in Borrower’s or the Indemnified Parties’ names) by attorneys and other professionals reasonably approved by the Indemnified Parties.  Notwithstanding the foregoing, the Indemnified Parties may, in their sole discretion, engage their own attorneys and professionals to defend or assist them and, at their option, their attorneys shall control the resolution of any claims or proceedings.  Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse and/or indemnify the Indemnified Parties for all Costs imposed on, incurred by, or asserted against the Indemnified Parties by reason of any items set forth in this Article VIII and/or the enforcement or preservation of the Indemnified Parties’ rights under the Documents.  Any amount payable to the Indemnified Parties under this Section shall (a) be deemed a demand obligation, (b) be part of the Obligations, (c) bear interest from the date of demand at the Default Rate, until paid if not paid on demand, and (d) be secured by this Instrument.

Section 8.07                      Recourse Obligation and Survival.  Notwithstanding anything to the contrary in the Documents and in addition to the recourse obligations in the Note, the obligations of Borrower under Sections 8.03, 8.04, 8.05, and 8.06 shall be a full recourse obligation of Borrower, shall not be subject to any limitation on personal liability in the Documents, and shall survive (a) repayment of the Obligations, (b) any termination, satisfaction, transfer of title by power of sale, assignment or foreclosure of this Instrument, (c) the acceptance by Lender (or any nominee) of a deed in lieu of foreclosure, (d) a plan of reorganization filed under the Bankruptcy Code, or (e) the exercise by the Lender of any rights in the Documents.  Borrower’s obligations under Article VIII shall not be affected by the absence or unavailability of insurance covering the same or by the failure or refusal by any insurance carrier to perform any obligation under any applicable insurance policy.

ARTICLE IX - ADDITIONAL PROVISIONS

Section 9.01                      Usury Savings Clause.  All agreements in the Documents are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid under the Documents for the use, forbearance, or detention of money exceed the highest lawful rate permitted by Laws.  If, at the time of performance, fulfillment of any provision of the Documents shall involve transcending the limit of validity prescribed by Laws, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity.  If Lender shall ever receive as interest an amount which would exceed the highest lawful rate, the receipt of such excess shall be deemed a mistake and (a) shall be canceled automatically or (b) if paid, such excess shall be (i) credited against the principal amount of the Obligations to the extent permitted by Laws or (ii) rebated to Borrower if it cannot be so credited under Laws.  Furthermore, all sums paid or agreed to be paid under the Documents for the use, forbearance, or detention of money shall to the extent permitted by Laws be amortized, prorated, allocated, and spread throughout the full stated term of the Note until payment in full so that the rate or amount of interest on account of the Obligations does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Obligations for so long as the Obligations are outstanding.

Section 9.02                      Notices.  Any notice, request, demand, consent, approval, direction, agreement, or other communication (any “notice”) required or permitted under the Documents shall be in writing and shall be validly given if sent by a nationally-recognized courier that obtains receipts, delivered personally by a courier that obtains receipts, or mailed by United States certified mail (with return receipt requested and postage prepaid) addressed to the applicable person as follows:

If to Borrower: Mack-Cali Realty, L.P. c/o Mack-Cali Realty Corporation 343 Thornall Street Edison, New Jersey 08837 Attention: Mitchell E. Hersh
And To: Mack-Cali Realty, L.P. c/o Mack-Cali Realty Corporation 343 Thornall Street Edison, New Jersey 08837 Attention: Barry Lefkowitz	With a copy of notices sent to Borrower to: General Counsel Mack-Cali Realty Corporation 343 Thornall St. Edison, New Jersey 08837 Attention: Roger W. Thomas
If to Lender:
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA and VPCM, LLC
c/o Prudential Asset Resources, Inc.
2100 Ross Avenue, Suite 2500
Dallas, Texas   75201
Attention:  Asset Management Department;  Reference Loan No. 706 108 236 and 706 108 266

With a copy of notices sent to Lender to:
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
c/o Prudential Asset Resources, Inc.
2100 Ross Avenue, Suite 2500
Dallas, Texas   75201
Attention:  Legal Department;  Reference Loan No. 706 108 236 and 706 108 266

Each notice shall be effective upon being so sent, delivered, or mailed, but the time period for response or action shall run from the date of receipt as shown on the delivery receipt.  Refusal to accept delivery or the inability to deliver because of a changed address for which no notice was given shall be deemed receipt.  Any party may periodically change its address for notice and specify up to two (2) additional addresses for copies by giving the other party at least ten (10) days’ prior notice.

Section 9.03                      Sole Discretion of Lender.  Except as otherwise expressly stated, whenever Lender’s judgment, consent, or approval is required or Lender shall have an option or election under the Documents, such judgment, the decision as to whether or not to consent to or approve the same, or the exercise of such option or election shall be in the sole and absolute discretion of Lender.

Section 9.04                      Applicable Law and Submission to Jurisdiction.  The Documents shall be governed by and construed in accordance with the laws of the Property State and the applicable laws of the United States of America.  Without limiting Lender’s right to bring any action or proceeding against Borrower or the Property relating to the Obligations (an “Action”) in the courts of other jurisdictions, Borrower irrevocably (a) submits to the jurisdiction of any state or federal court in the Property State, (b) agrees that any Action may be heard and determined in such court, and (c) waives, to the fullest extent permitted by Laws, the defense of an inconvenient forum to the maintenance of any Action in such jurisdiction.

Section 9.05                      Construction of Provisions.  The following rules of construction shall apply for all purposes of this Instrument unless the context otherwise requires:  (a) all references to numbered Articles or Sections or to lettered Exhibits are references to the Articles and Sections hereof and the Exhibits annexed to this Instrument and such Exhibits are incorporated into this Instrument as if fully set forth in the body of this Instrument;  (b) all Article, Section, and Exhibit captions are used for convenience and reference only and in no way define, limit, or in any way affect this Instrument;  (c) words of masculine, feminine, or neuter gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number, and vice versa;  (d) no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of. this Instrument;  (e) all obligations of Borrower hereunder shall be performed and satisfied by or on behalf of Borrower at Borrower’s sole expense;  (f) the terms “include,” “including,” and similar terms shall be construed as if followed by the phrase “without being limited to”;  (g) the terms “Property”, “Land”, “Improvements”, and “Personal Property” shall be construed as if followed by the phrase “or any part thereof”;  (h) the term “Obligations” shall be construed as if followed by the phrase “or any other sums secured hereby, or any part thereof”;  (i) the term “person” shall include natural persons, firms, partnerships, limited liability companies, trusts, corporations, governmental authorities or agencies, and any other public or private legal entities;  (j) the term “provisions,” when used with respect hereto or to any other document or instrument, shall be construed as if preceded by the phrase “terms, covenants, agreements, requirements, and/or conditions”;  (k) the term “lease” shall mean “tenancy, subtenancy, lease, sublease, or rental agreement,” the term “lessor” shall mean “landlord, sublandlord, lessor, and sublessor,” and the term “Tenants” or “lessee” shall mean “tenant, subtenant, lessee, and sublessee”;  (l) the term “owned” shall mean “now owned or later acquired”;  (m) the terms “any” and “all” shall mean “any or all”;  and (n) the term “on demand” or “upon demand” shall mean “within five (5) business days after written notice”.

Section 9.06                      Transfer of Loan.

(a)           Lender may, at any time, (i) sell, transfer or assign the Documents and any servicing rights with respect thereto or (ii) grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (collectively, the “Securities”).  Lender may forward to any purchaser, transferee, assignee, servicer, participant, or investor in such Securities (collectively, “Investors”), to any Rating Agency (defined below) rating such Securities and to any prospective Investor, all documents and information which Lender now has or may later acquire relating to the Obligations, Borrower, any guarantor, any indemnitor(s), the Leases and the Property, whether furnished by Borrower, any guarantor, any indemnitor(s) or otherwise, as Lender determines advisable, provided that such parties shall be subject to any Confidentiality Agreement then in effect between Lender and Borrower or Guarantor with respect to this Loan, if any.  Borrower, any guarantor and any indemnitor agree to cooperate with Lender in connection with any transfer made or any Securities created pursuant to this Section including the delivery of an estoppel certificate in accordance with Section 3.16 and such other documents as may be reasonably requested by Lender.  Borrower shall also furnish consent of any borrower, any guarantor and any indemnitor in order to permit Lender to furnish such Investors or such prospective Investors or such Rating Agency with any and all information concerning the Property, the Leases, the financial condition of Borrower, any guarantor and any indemnitor, as may be reasonably requested by Lender, any Investor, any prospective Investor or any Rating Agency and which may be complied with without undue expense, provided that such parties shall be subject to any Confidentiality Agreement that is entered into by Lender with any such borrower, guarantor or indemnitor that is specific to this Loan.  “Rating Agency” shall mean any one or more credit rating agencies approved by Lender.

(b)           Borrower agrees that upon any assignment or transfer of the Documents by Lender to any third party, Lender shall have no obligations or liabilities under the Documents, such third party shall be substituted as the lender under the Documents for all purposes and Borrower shall look solely to such third party for the performance of any obligations under the Documents or with respect to the Loan.

Section 9.07                      Miscellaneous.  If any provision of the Documents shall be held to be invalid, illegal, or unenforceable in any respect, this shall not affect any other provisions of the Documents and such provision shall be limited and construed as if it were not in the Documents.  If title to the Property becomes vested in any person other than Borrower, Lender may, without notice to Borrower, deal with such person regarding the Documents or the Obligations in the same manner as with Borrower without in any way vitiating or discharging Borrower’s liability under the Documents or being deemed to have consented to the vesting.  If both the lessor’s and lessee’s interest under any Lease ever becomes vested in any one person, this Instrument and the lien and security interest created hereby shall not be destroyed or terminated by the application of the doctrine of merger and Lender shall continue to have and enjoy all its rights and privileges as to each separate estate.  Upon foreclosure (or transfer of title by power of sale) of this Instrument, none of the Leases shall be destroyed or terminated as a result of such foreclosure (or sale), by application of the doctrine of merger or as a matter of law, unless Lender takes all actions required by law to terminate the Leases as a result of foreclosure (or sale).  All of Borrower’s covenants and agreements under the Documents shall run with the land and time is of the essence.  Borrower appoints Lender as its attorney-in-fact, which appointment is irrevocable and shall be deemed to be coupled with an interest, with respect to the execution, acknowledgment, delivery, filing or recording for and in the name of Borrower of any of the documents listed in Sections 3.04, 3.19, 4.01 and 6.02.  The Documents cannot be amended, terminated, or discharged except in a writing signed by the party against whom enforcement is sought.  No waiver, release, or other forbearance by Lender will be effective unless it is in a writing signed by Lender and then only to the extent expressly stated.  The provisions of the Documents shall be binding upon Borrower and its heirs, devisees, representatives, successors, and assigns including successors in interest to the Property and inure to the benefit of Lender and its heirs, successors, substitutes, and assigns.  Where two or more persons have executed the Documents, the obligations of such persons shall be joint and several, except to the extent the context clearly indicates otherwise.  The Documents may be executed in any number of counterparts with the same effect as if all parties had executed the same document.  All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of any Document which is not of public record, and, in the case of any mutilation, upon surrender and cancellation of the Document, Borrower will issue, in lieu thereof, a replacement Document, dated the date of the lost, stolen, destroyed or mutilated Document containing the same provisions.  Any reviews, inspections, reports, approvals or similar items conducted, made or produced by or on behalf of Lender with respect to Borrower, the Property or the Loan are for loan underwriting and servicing purposes only, and shall not constitute an acknowledgment, representation or warranty of the accuracy thereof, or an assumption of liability with respect to Borrower, Borrower’s contractors, architects, engineers, employees, agents or invitees, present or future tenants, occupants or owners of the Property, or any other party.

Section 9.08                      Entire Agreement.  Except as provided in Section 3.17, (a) the Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the Loan and supersede all prior written or oral understandings and agreements with respect to the Loan including the Loan application and Loan commitment and (b) Borrower is not relying on any representations or warranties of Lender except as expressly set forth in the Documents.

SECTION 9.09                                WAIVER OF TRIAL BY JURY.  EACH OF BORROWER AND LENDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY EITHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE DOCUMENTS, OR ANY ALLEGED ACTS OR OMISSIONS OF LENDER OR BORROWER IN CONNECTION THEREWITH.

ARTICLE X - LOCAL LAW PROVISIONS

Section 10.01                                Inconsistencies. In the event of any inconsistencies between the terms and conditions of this Article X and any other terms of this Instrument the terms and conditions of this Article X shall control and be binding.

Section 10.02                                Environmental Law.  The following is hereby added to Section 3.12(a) immediately after the words “within the meaning of any Environmental Law”:

“including, without limitation, any substance that is a “hazardous substance” or “hazardous waste” under the New Jersey Spill Compensation and Control Act, the New Jersey Industrial Site Recovery Act or the New Jersey Solid Waste Management Act of N.J.A.C. 7:26C-1.3.”

Section 10.03                                Representations and Warranties.  The following is hereby added as Section 3.12(d):

(d)           “New Jersey Spill Act and ISRA.  Without limitation of the provisions of Section 3.12, Borrower hereby makes the following additional representations, warranties and covenants:

A.           Representations and Warranties.

(i)           To the best of Borrower's knowledge, after due inquiry and investigation, consisting of the Environmental Report, except as disclosed in the Environmental Report, the Property has not been used to refine, produce, store, handle, transfer, process, transport, generate, manufacture, treat or dispose of “Hazardous Substances”, as such term is defined in N.J.S.A. 58:10-23.11b(k) (and references to the term Hazardous Substance in this Subsection (d)(A)(i) shall have the meanings set forth therein), in violation of Environmental Laws and Borrower has not in the past, nor does Borrower intend in the future, to use such real property (including the Property) for the purpose of refining, producing, storing, handling, transferring, processing, transporting, generating, manufacturing, treating or disposing of any such Hazardous Substances in violation of Environmental Laws.  In addition, none of the other real property owned and/or occupied by Borrower and located in the State of New Jersey has been so used as described in the preceding sentence in any manner that could have a Material Adverse Effect on Borrower, or, to the extent that any such property is so used, such use is conducted by Borrower in material good faith compliance with all Environmental Laws;  as used in this Section 3.12(d), the term “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the ability of Borrower to perform its obligations hereunder.  Notwithstanding anything herein to the contrary, customary quantities of any routine office, cleaning, janitorial supplies, maintenance and other materials and supplies used stored or handled in the ordinary course of Borrower's business or the business of its Tenants shall not be deemed a Hazardous Substance or Hazardous Waste for purposes of this subsection 3.12(d)(A)(i), subsection 3.12(d)(A)(v) or subsection 3.12(d)(A)(vi).

(ii)           Except as disclosed in the Environmental Report, the Property has not, to the best of Borrower's knowledge, after due inquiry and investigation, consisting of the Environmental Report, been used as, or is now being used as, a “Major Facility” as defined in N.J.S.A. 58:10-23.11b(l).  None of the other real property owned and/or occupied by Borrower and located in the State of New Jersey (including the Property) has, to the best of Borrower's knowledge, been used as, or is now being used as, a “Major Facility” as defined in N.J.S.A. 58:10-23.11b(l) in any manner that could have a Material Adverse Effect on Borrower, and, to the extent that any such property is a “Major Facility”, such use is conducted by Borrower in material good faith compliance with all Environmental Laws.

(iii)           To the best of Borrower's knowledge, after due inquiry and investigation, no lien has been attached to the Property or any revenues or any real or personal property owned by Borrower and located in the State of New Jersey (including the Property) as a result of the chief executive of the New Jersey Spill Compensation Fund expending monies from such fund to pay for “Damages”, as such term is defined in N.J.S.A. 58:10-23.11(g) and/or “Cleanup and Removal Costs”, as such term is defined in N.J.S.A. 58:10-23.11b(d), arising from an intentional or unintentional action or omission of Borrower or any previous or present owner, operator or Tenant of the Property, resulting in the Release of Hazardous Substances into the waters of the State of New Jersey or onto the lands of the State of New Jersey, or into waters outside the jurisdiction of the State of New Jersey when damage may result to the lands, waters, fish, shellfish, wildlife, biota, air and other natural resources owned, managed, held in trust or otherwise controlled by and within the jurisdiction of the State of New Jersey;  as to the foregoing relating to assets of Borrower other than the Property, such representation is hereby modified to be applicable only in any manner or to any extent that could have a Material Adverse Effect on Borrower.

(iv)           Except as disclosed in the Environmental Report, Borrower has not received a summons, citation, directive, letter or other communication, written or oral from the New Jersey Department of Environmental Protection concerning any intentional or unintentional action or omission on Borrower's part resulting in the Release of Hazardous Substances into the waters or onto the lands of the State of New Jersey, or into the waters outside the jurisdiction of the State of New Jersey resulting in damage to the lands, waters, fish, shellfish, wildlife, biota, air and other natural resources owned, managed, held in trust or otherwise controlled by and within the jurisdiction of the State of New Jersey with respect to the Property, and, with respect to the other real property owned and/or occupied by Borrower and located in the State of New Jersey Borrower has not received the items described above in any manner or to any extent that could have a Material Adverse Effect on Borrower.

(v)           To the best of Borrower's knowledge, after due inquiry and investigation, consisting of the Environmental Report, except as disclosed in the Environmental Report, the Property has not been used to generate, manufacture, refine, transport, treat, store, handle, dispose of, produce, transfer, or process “Hazardous Substances” or “Hazardous Wastes”, as such terms are defined in N.J.A.C. 7:26C-1.3 in violation of Environmental Laws, and Borrower does not intend to use any of its real property (including the Property) for such purposes.  In addition, none of the other real property owned and/or occupied by Borrower and located in the State of New Jersey has been so used as described in the preceding sentence in any manner that could have a Material Adverse Effect on Borrower;  to the extent that any such property is so used to generate, manufacture, refine, transport, treat, store, handle, dispose of, produce, transfer, or process “Hazardous Substances” or “Hazardous Wastes” as aforesaid, such use is conducted by Borrower in material good faith compliance with all Environmental Laws.

(vi)           Except as otherwise disclosed in the Environmental Report, if and to the extent required by applicable law, Borrower has conducted an on-site inspection of the Property, including a geohydrological survey of soil and sub-surface conditions as well as other tests, to determine the presence of “Hazardous Substances” or “Hazardous Wastes”, as such terms are defined in N.J.A.C. 7:26C-1.3, and except as disclosed in the Environmental Report, Borrower has not found evidence of the presence of any such “Hazardous Substances” or “Hazardous Wastes” on or in the Property in violation of Environmental Laws.

(vii)           Except as disclosed in the Environmental Report, Borrower is not required to comply with the provisions of the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.) with respect to the Property.

B.           Covenants.  As to the following covenants, should there be any claim of violation hereof by Lender on account of properties of Borrower other than the Property, Lender agrees that there shall be no Event of Default hereunder so long as Borrower, at no expense to Lender, diligently contests in all reasonable respects any enforcement action with respect to the following items as permitted by law, and provided that Borrower demonstrates to Lender's reasonable satisfaction that any adverse determination shall not have a Material Adverse Effect on Borrower:

(i)           Borrower shall not cause or permit to exist, as a result of an intentional or unintentional action or omission on its part, a Release of a Hazardous Substance into waters of the State of New Jersey, or into waters outside the jurisdiction of the State of New Jersey when damage may result to the lands, waters, fish, shellfish, wildlife, biota, air and other natural resources owned, managed, held in trust or otherwise controlled by and within the jurisdiction of the State of New Jersey, unless such Release is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal or state governmental authorities.

(ii)           The Property will not be used as a Major Facility after completion of any construction, renovation, restoration and other developmental work that Borrower may undertake thereon.  If Borrower shall own or operate any real property located in the State of New Jersey that is used as a Major Facility, Borrower shall duly file or cause to be duly filed with the Director of the Division of Taxation in the New Jersey Department of the Treasury, a tax report or return and shall pay or make provision for the payment of all taxes due therewith, all in accordance with and pursuant to N.J.S.A. 58:10-23.11h.

(iii)           In the event that there shall be filed a lien against the Property by the New Jersey Department of Environmental Protection, pursuant to and in accordance with the provision of N.J.S.A. 58:10-23.11f(f), as a result of the chief executive of the New Jersey Spill Compensation Fund having expended monies from such fund to pay for Damages and/or Cleanup and Removal Costs arising from an intentional or unintentional action or omission of Borrower resulting in the Release of Hazardous Substances into the waters of the State of New Jersey or onto lands from which it might flow or drain into such waters, then Borrower shall, within thirty (30) days from the date that Borrower is given notice that the lien has been placed against the Property, or within such shorter period of time in the event that the State of New Jersey has commenced steps to cause the Property to be sold pursuant to the lien, either (A) pay the claim and remove the lien from the Property, or (B) furnish (1) a bond satisfactory to Lender in the amount of the claim out of which the lien arises, (2) a cash deposit in the amount of the claim out of which the lien arises, or (3) other security satisfactory to Lender in an amount sufficient to discharge the claim out of which the lien arises.

(iv)           Should Borrower cause or permit any intentional or unintentional action or omission resulting in the Release of Hazardous Substances into the waters or onto the lands of the State of New Jersey, or into the waters outside the jurisdiction of the State of New Jersey resulting in damage to the lands, waters, fish, shellfish, wildlife, biota, air or other natural resources owned, managed or held in trust or otherwise controlled by and within the jurisdiction of the State of New Jersey, without having obtained a permit issued by the appropriate governmental authorities, Borrower shall promptly clean up such Release in accordance with the provisions of the New Jersey Spill Compensation and Control Act and all other applicable laws.

(v)           To the extent Borrower is required, as owner of the Property, to comply with ISRA at any time, Borrower shall comply fully with ISRA.  To the extent that a landlord is required to comply with ISRA by reason of “closure of operations” of a tenant, Borrower shall comply fully with ISRA upon the closure of operations by any tenant at the Property.”

Section 10.04                                Copy of Mortgage.  Borrower represents and warrants that it has received a true copy of this Instrument without charge.

Section 10.05                                Loan Subject to Modification.  This Instrument is subject to “modification” as such term is defined in N.J.S.A. 46:9-8.1 et seq. and shall be subject to the priority provisions thereof.

IN WITNESS WHEREOF, the undersigned have executed this Instrument as of the day first set forth above.

BORROWER:

MACK-CALI REALTY, L.P., a Delaware limited partnership

By:MACK-CALI REALTY CORPORATION, a Maryland corporation, General Partner

By: /s/ Barry Lefkowitz
Name:  Barry Lefkowitz
Title:  Executive Vice President and Chief Financial Officer

Exhibit A

LEGAL DESCRIPTION OF LAND

ALL that certain lot, parcel or tract of land, situate and lying in the Township of Rochelle Park, County of Bergen and State of New Jersey being more particularly described as follows:

BEGINNING at a point in the present southwesterly side line of Passaic Street therein distant 20.27 feet northwesterly from its intersection with the northwesterly side line of Powell Avenue, both lines extended, and from said point of beginning running; thence
1.	South 47° 00’ 14” West, 110.75 feet to a point; thence
2.	South 40° 45’ 40” West, 14.50 feet to a point; thence
3.	North 51° 17’ 20” West, 322.10 feet to a point; thence
4.	North 40° 45’ 40” East, 121.49 feet to a point; thence
5.	North 76° 38’ 20” West, 195.71 feet to a point; thence
6.	North 87° 18’ 20” West, 540 feet to a point; thence
7.	running in a westerly direction along the former center line of Saddle River Brook, North 88º 27’ 44” West, 85.00 feet to a point in the easterly line of Garden State Parkway; thence
8.	along said line, North 15° 59’ 54” East, 114 feet to a concrete monument in said line; thence
9.	North 24° 14’ 00” East, 51.77 feet to a concrete monument; thence
10.	still along said line, North 19° 39’ 17” East, 91.56 feet to a concrete monument; thence
11.	North 23° 19’ 35” East, 94.68 feet to a point; thence
12.	North 23° 02’ 08” East, 56.55 feet to a point; thence
13.	leaving said line of Garden State Parkway, South 67° 40’ 00” East, 207.12 feet to a point; thence
14.	North 20° 28’ 18” West, 44.57 feet to a point; thence
15.	North 17° 05’ 19” East, 32.31 feet to a point; thence
16.	North 74° 21’ 10” East, 318 feet to a point; thence
17.	South 87° 05’ 45” East, 37.85 feet to a point; thence
18.	North 74° 21’ 10” East, 130 feet to the present southeasterly side line of Passaic Street; thence
19.	along the said side line of Passaic Street, South 19° 50’ 20” East, 823.57 feet to a point, the point or place of Beginning.

FOR INFORMATIONAL PURPOSES ONLY:  Also known as Lot 1.02 in Block 103.01 on the Township of Rochelle Park Tax Map.

The above description is drawn in accordance with a survey made by Dresdner Robin, Hanson Engineering Division, dated December 5, 2009.

Exhibit B

DESCRIPTION OF PERSONAL PROPERTY SECURITY

All of Borrower’s right, title and interest in, to and under the following:

1.           All machinery, apparatus, goods, equipment, materials, fittings, fixtures, chattels, and tangible personal property, and all appurtenances and additions thereto and betterments, renewals, substitutions, and replacements thereof, owned by Borrower, wherever situate, and now or hereafter located on, attached to, contained in, or used or usable solely in connection with the real property described in Exhibit A attached hereto and incorporated herein (the “Land”) or used solely or primarily in connection with the Properties (as defined in the Loan Agreement), and all improvements located thereon (the “Improvements”) or placed on any part thereof, though not attached thereto, including all screens, awnings, shades, blinds, curtains, draperies, carpets, rugs, furniture and furnishings, heating, electrical, lighting, plumbing, ventilating, air-conditioning, refrigerating, incinerating and/or compacting plants, systems, fixtures and equipment, elevators, hoists, stoves, ranges, vacuum and other cleaning systems, call systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, motors, machinery, pipes, ducts, conduits, dynamos, engines, compressors, generators, boilers, stokers, furnaces, pumps, tanks, appliances, equipment, fittings, and fixtures.

2.           All funds, accounts, deposits, instruments, documents, contract rights, general intangibles, notes, and chattel paper arising from or by virtue of any transaction related to the Land, the Improvements, or any of the personal property described in this Exhibit B.

3.           All permits, licenses, franchises, certificates, and other rights and privileges now held or hereafter acquired by Borrower in connection with the Land, the Improvements, or any of the personal property described in this Exhibit B.

4.           All right, title, and interest of Borrower in and to the name and style by which the Land and/or the Improvements is known, including trademarks and trade names relating thereto, but excluding ownership of the trademarks of Mack-Cali Realty Corporation and excluding ownership of the name “Mack-Cali”, the name “Mack” and the name “Cali”, but including the right to continue the use of the name “Mack-Cali” in the name “Mack-Cali Centre I” for not more than nine (9) months after completion of a foreclosure of the entire collateral or a deed in lieu thereof, and provided further that in the event that Borrower believes that Lender has breached the foregoing condition, Borrower shall deliver written notice to Lender specifying the nature of such breach and Lender shall thereafter have 60 days in which to cure such alleged breach.

5.           All right, title, and interest of Borrower in, to, and under all plans, specifications, maps, surveys, reports, permits, licenses, architectural, engineering and construction contracts, books of account, insurance policies, and other documents of whatever kind or character, relating to the use, construction upon, occupancy, leasing, sale, or operation of the Land and/or the Improvements.

6.           All interests, estates, or other claims or demands, in law and in equity, which Borrower now has or may hereafter acquire in the Land, the Improvements, or the personal property described in this Exhibit B.

7.           All right, title, and interest owned by Borrower in and to all options to purchase or lease the Land, the Improvements, or any other personal property described in this Exhibit B, or any portion thereof or interest therein, and in and to any greater estate in the Land, the Improvements, or any of the personal property described in this Exhibit B.

8.           All of the estate, interest, right, title, other claim or demand, both in law and in equity, including claims or demands with respect to the proceeds of insurance relating thereto, which Borrower now has or may hereafter acquire in the Land, the Improvements, or any of the personal property described in this Exhibit B, or any portion thereof or interest therein, and any and all awards made for the taking by eminent domain, or by any proceeding or purchase in lieu thereof, of the whole or any part of such property, including without limitation, any award resulting from a change of any streets (whether as to grade, access, or otherwise) and any award for severance damages.

9.           All right, title, and interest of Borrower in and to all contracts, permits, certificates, licenses, approvals, utility deposits, utility capacity, and utility rights issued, granted, agreed upon, or otherwise provided by any governmental or private authority, person or entity relating to the ownership, development, construction, operation, maintenance, marketing, sale, or use of the Land and/or the Improvements, including all of Borrower’s rights and privileges hereto or hereafter otherwise arising in connection with or pertaining to the Land and/or the Improvements, including, without limiting the generality of the foregoing, all water and/or sewer capacity, all water, sewer and/or other utility deposits or prepaid fees, and/or all water and/or sewer and/or other utility tap rights or other utility rights, any right or privilege of Borrower under any loan commitment, lease, contract, declaration of covenants, restrictions and easements or like instrument, developer’s agreement, or other agreement with any third party pertaining to the ownership, development, construction, operation, maintenance, marketing, sale, or use of the Land and/or the Improvements.

AND ALL PROCEEDS AND PRODUCTS OF THE FOREGOING PERSONAL PROPERTY DESCRIBED IN THIS EXHIBIT B.

A PORTION OF THE ABOVE DESCRIBED GOODS ARE OR ARE TO BE AFFIXED TO THE REAL PROPERTY DESCRIBED IN EXHIBIT A.

BORROWER IS THE RECORD TITLE HOLDER AND OWNER OF THE REAL PROPERTY DESCRIBED IN EXHIBIT A.

ALL TERMS USED IN THIS EXHIBIT B (AND NOT OTHERWISE DEFINED IN THIS EXHIBIT B) SHALL HAVE THE MEANING, IF ANY, ASCRIBED TO SUCH TERM UNDER THE UNIFORM COMMERCIAL CODE AS ADOPTED AND IN FORCE IN THE JURISDICTION IN WHICH THIS FINANCING STATEMENT HAS BEEN FILED/ RECORDED (THE “U.C.C.”).

WITH RESPECT TO ANY FINANCING STATEMENT TO WHICH THIS EXHIBIT B IS ATTACHED, THE TERM “BORROWER” SHALL MEAN “DEBTOR” AS SUCH TERM IS DEFINED IN THE CODE.

Exhibit C

PERMITTED ENCUMBRANCES

Those items set forth in Schedule B, Section 2, of that certain Commitment for Title Insurance issued by First American Title Insurance Company, Commitment No. TS-19605B-FA, as endorsed and marked (or issued as a “pro forma” policy) in connection with the making of the Loan evidenced by the Note and the recording of this Instrument.

Exhibit D

LIST OF MAJOR TENANTS

I.	Any Tenant whose premises are larger than 50,000 rentable square feet; and

II.	The following Tenants, their successors, assigns and replacements: United Retail Inc..